UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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☐	Soliciting Material Pursuant to § 240.14a–12

HORIZON BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1

March 21, 2022

Dear Shareholder:

You are cordially invited to attend the 2022 Annual Meeting of Shareholders of Horizon Bancorp, Inc. to be held virtually on Thursday, May 5, 2022, at 10:00 a.m. Central Daylight Time. You may attend by visiting www.meetnow.global/M5ZJL2F, where you will be able to listen to the meeting live, submit questions and vote online during the meeting. You will be asked to enter the 15–digit control number on the Proxy Card or Notice of Internet Availability of Proxy Materials. To ensure that a quorum will be represented at the meeting, we encourage you to vote promptly using one of the methods described in the Proxy Statement. Voting early will not limit your right to attend the virtual meeting and vote electronically during the meeting.

As in recent years, we are furnishing proxy materials to our shareholders by posting the materials on the Internet. This Internet posting provides you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Our proxy materials are posted at www.investorvote.com/hbnc (and for street holders at www.edocumentview.com/hbnc). On March 21, 2022, we will mail a notice to our shareholders containing instructions on how to access our proxy materials online and on how to vote.

The Notice of Annual Meeting and the Proxy Statement cover the business to come before the meeting, which will be:

i.election of directors;

ii.an advisory (non–binding) vote to approve executive compensation; and

iii.ratification of the independent registered public accounting firm.

We urge you to read these materials carefully.

The Annual Report for the year ending December 31, 2021, is posted on the Internet, and if you request printed versions of the proxy materials, a copy of the Annual Report will be enclosed with the Notice of Annual Meeting and Proxy Statement.

Thank you for your continued support of our company.

Craig M. Dwight
Chairman and Chief Executive Officer

2

HORIZON BANCORP, INC.
515 Franklin Street
Michigan City, Indiana 46360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 5, 2022

To Our Shareholders:

The Annual Meeting of Shareholders of Horizon Bancorp, Inc. (sometimes referred to as “Horizon,” “we” or “us”) will be held virtually at www.meetnow.global/M5ZJL2F on Thursday, May 5, 2022, 10:00 a.m. Central Daylight Time. To participate in the Annual Meeting, you will need the 15–digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card or obtained in the manner prescribed by your nominee.

We encourage you to access the meeting prior to the start time to allow time for check in. If you experience technical difficulties during the check-in process or during the meeting, please contact Shareholder Services, Computershare Limited, at (888) 724–2416 in the U.S. and (781) 575–4223 for outside the U.S.

The Annual Meeting will be held for the following purposes:

1.Election of Directors: To elect three directors to serve three–year terms expiring in 2025.

2.Advisory Vote to Approve Executive Compensation: To vote on a non–binding, advisory proposal to approve the compensation of Horizon’s executive officers described in this Proxy Statement.

3.Ratification of Independent Registered Public Accounting Firm: To ratify the appointment of BKD, LLP, as our independent registered public accounting firm for 2022.

4.Other Business: To transact such other business as may properly come before the meeting or any adjournment of the meeting.

You can vote at the virtual meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on February 28, 2022. There are several ways to vote, including online, by telephone, by regular mail with a proxy card or at the virtual meeting.

We urge you to read the Proxy Statement carefully so that you may be informed about the business to come before the meeting or any adjournment.

This Notice of Annual Meeting and Proxy Statement are posted on the Internet at www.investorvote.com/hbnc (and for street holders at www.edocumentview.com/hbnc) under “Proxy Information.” A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, also is posted on the Internet at www.sec.gov, and, if you request printed versions of the proxy materials, the Annual Report will be enclosed with this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors
Todd A. Etzler, Secretary
March 21, 2022

As shareholders of Horizon, your vote is important. Whether or not you plan to attend the Annual Meeting virtually, it is important that your shares are represented. Please vote as soon as possible.

HORIZON BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 5, 2022

GENERAL INFORMATION

Information About the Meeting

Why are we holding a virtual meeting instead of a physical meeting?

The safety of our shareholders, employees and other attendees is of our utmost concern. Due to the ongoing pandemic and the ability to provide an efficient and cost effective delivery channel, our 2022 Annual Meeting of Shareholders will be a virtual annual meeting via the Internet. We also believe this format will provide our shareholders with expanded access and cost savings for both shareholders and Horizon. We hope that a virtual meeting will allow more shareholders to attend and participate in the meeting since geographic location is not a limitation. All a shareholder needs is Internet access and a browser in order to attend and participate.

We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in–person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the virtual annual meeting.

How can I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of shareholders, conducted exclusively by audio via the Internet. You are entitled to participate in the Annual Meeting only if you were a shareholder of Horizon as of the close of business on February 28, 2022 (the “Record Date”), or if you hold a valid proxy for a record shareholder. Horizon will not hold an in-person meeting.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/M5ZJL2F and entering the 15–digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

If, on the Record Date, you held your shares in your own name as reflected in the records of our transfer agent, Computershare, you may attend the virtual meeting without registering in advance. If, on the Record Date, you held your shares in “street name,” through an intermediary, such as a bank or broker, you must register in advance, using the instructions below, in order to attend the virtual meeting.

The online virtual Annual Meeting will begin promptly at 10:00 a.m. Central Daylight Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

How do I register to attend and vote at the Annual Meeting virtually, if my shares are held in street name on the Record Date?

If, on the Record Date, you held your shares in “street name,” through an intermediary, such as a bank or broker, you must register in advance in order to attend the virtual meeting. To register, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of Horizon common stock you held as of the Record Date, along with your name and email address, to Computershare Limited (“Computershare”). Requests for registration must be labeled as “Legal Proxy” and be received no later than 9:00 a.m. Central Daylight Time, on April 29, 2022. You will then receive a confirmation of your registration, with a control number, by email from Computershare. Your control number will enable your access to the Annual Meeting via www.meetnow.global/M5ZJL2F.

Please direct your requests for registration as follows:

•By Email:	Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

•By Mail:	Computershare Horizon Bancorp, Inc. Legal Proxy P.O. Box 505008 Louisville, KY 40202

What can I do if I have technical difficulties during the check–in process or during the virtual Annual Meeting?

If you experience technical difficulties during the check-in process or during the meeting, please contact Shareholder Services, Computershare, at (800) 368–5948 in the U.S. and (781) 575–4223 for outside the U.S. The number for shareholders to contact if they have trouble accessing the virtual meeting is: 1–888–724–2416.

Information About Proxy Materials

Why am I receiving these proxy materials?

The Board of Directors of Horizon is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 5, 2022, at 10:00 a.m. Central Daylight Time. The meeting will be held virtually only, and Horizon will not hold an in–person meeting this year. Our Board of Directors has made these materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We plan to mail our Notice of Internet Availability of Proxy Materials to our shareholders on March 21, 2022.

What is included in these materials?

These materials include:

•Our Notice of Annual Meeting and Proxy Statement for the Annual Meeting; and

•Our Annual Report to Shareholders, which includes the Annual Report on Form 10–K for the year ended December 31, 2021 (where you can find our audited consolidated financial statements).

If you requested a paper copy of these materials by mail, we also included a proxy card.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we sent our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”). This approach results in a more efficient way to distribute our proxy materials and, more importantly, results in significant cost savings on printing and mailing for Horizon and is more environmentally friendly. All shareholders receiving the Notice have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet.

You also may choose to receive your future proxy materials by email by following the instructions in the Notice that was sent to you. Receiving materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you elect to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Items of Business

What will the shareholders vote on at the Annual Meeting?

Shareholders will vote on the following three proposals:

•The election of three directors to serve three–year terms;

•An advisory proposal on the compensation of Horizon’s executive officers as described in this Proxy Statement; and

•The ratification of the appointment of BKD, LLP, as Horizon’s independent registered public accounting firm for 2022.

Will there be any other items of business on which to vote?

Management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered.

Voting Information

Who can vote at the Annual Meeting?

Shareholders of record of Horizon common shares as of the close of business on February 28, 2022, the Record Date, may vote at the Annual Meeting. On the Record Date, 43,768,421 Horizon common shares were outstanding. Each common share is entitled to one vote on each matter to be voted on at the Annual Meeting.

How do I vote my shares?

There are three ways to vote by proxy prior to the Annual Meeting:

•By Telephone:	Shareholders located in the United States, United States territories and Canada can vote by telephone by calling toll free 1–800–652–VOTE (8683) and following the instructions in the Notice;

•By Internet:	You can vote over the Internet at www.investorvote.com/hbnc by following the instructions in the Notice; or

•By Mail:	You can vote by signing, dating, and mailing the proxy card sent to you by mail if you have requested printed proxy materials.

We encourage you to vote over the Internet, by telephone, or by mailing the proxy card even if you plan to attend the virtual meeting.

All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained in the proxy. If you submit a proxy without voting instructions, the proxies named in the proxy will vote on your behalf for each matter in accordance with the recommendations of the Board of Directors on Proposals 1, 2, and 3 as set forth in this Proxy Statement and on any other matters in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.

Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.

Can I vote my shares electronically during the virtual meeting?

Yes. If you are a shareholder of record as of February 28, 2022, you may vote your shares electronically during the meeting by clicking on the “Cast Your Vote” link on the Meeting Center site.

If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or nominee giving you the right to vote the shares electronically during the meeting. See above under “How do I register to attend and vote at the Annual Meeting virtually, if my shares are held in street name on the Record Date?”

Can I change my vote after I have voted by telephone, online or mailed my proxy card?

Yes. If you are the shareholder of record, you may change your vote by:

•granting a new proxy bearing a later date (which automatically revokes the earlier proxy);

•delivering written notice of revocation to Horizon’s Secretary (Todd A. Etzler, 515 Franklin Street, Michigan City, Indiana 46360);

•entering a new vote by telephone or on the Internet; or

•voting by virtual ballot at the virtual Annual Meeting.

What constitutes a quorum?

A majority of the outstanding common shares present or represented by proxy constitutes a quorum for the Annual Meeting. As of February 28, 2022, the record date, 43,768,421 common shares were issued and outstanding. Abstentions and broker non–votes will be counted for purposes of determining the presence or absence of a quorum at the Annual Meeting.

How many votes are required for the election of directors and other proposals?

The following votes will be required to approve the proposals:

•Proposal 1: Directors will be elected by a plurality of the votes cast, which means that the director nominees who receive the highest number of votes “for” their election are elected. Shareholders may vote “for” a director or “withhold” a vote or authority to vote. “Withhold” votes and broker non–votes (described below) are not considered votes cast for the foregoing purpose, and neither will have an effect on the election of the nominees.

•Proposal 2 and 3: The advisory vote to approve executive compensation (Proposal 2), and the ratification of the independent registered public accounting firm (Proposal 3) each requires that more votes are cast in favor of the proposal than are cast against the proposal. Shareholders may vote “for” or “against” this proposal or “abstain” from voting on this proposal. Abstentions and broker non–votes are not considered votes cast for the foregoing purpose, and neither will have an effect on the outcome.

What is a “broker non–vote”?

A “broker non–vote” occurs when a broker submits a proxy that does not indicate a vote on a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine,” such as the ratification of an independent registered public accounting firm in Proposal 3. To avoid a broker non–vote of your shares on all other proposals, each of which proposals relates to a non–routine matter, you must provide voting instructions to your broker or other nominee.

Who pays the cost of this proxy solicitation?

Horizon pays the cost of soliciting proxies. Upon request, Horizon will reimburse brokers, dealers, banks, trustees, and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of the common shares. In addition to sending the Notice of Internet Availability of Proxy Materials and requested proxy materials by mail, we may solicit proxies personally or by telephone, facsimile or electronic mail, by certain directors, officers, and employees of Horizon, Horizon Bank, and their subsidiaries, who will not be specially compensated for such solicitation.

PROPOSAL 1

Election of Directors

The first matter to be acted upon at the Annual Meeting is the election of directors. Horizon’s Board of Directors currently consists of eleven members. As required by Horizon’s current Articles of Incorporation, the Board is divided into three classes of equal or near–equal size and the members of one class of directors are elected to serve three–year terms at each Annual Meeting.

Director Qualifications and Diversity

Horizon is a community bank that operates in a heavily regulated industry and relies on its Board of Directors for local knowledge and business acumen. Horizon believes its Board should be composed of individuals with business or academic experience that has made a positive impact on its business and the local community. In addition, Horizon’s directors are expected to meet the standards outlined below. Horizon believes that all of its current Board members possess the professional and personal qualifications necessary for effective Board service, and Horizon has highlighted particularly noteworthy attributes for each Board member in the individual biographies below. In addition, several of Horizon’s Board members have numerous years of service on the Board and have served through multiple economic cycles. Horizon believes this experience has provided them with significant and valuable understanding of Horizon’s business, the regulatory requirements, and the industry in which Horizon competes and has proven invaluable during the COVID–19 pandemic.

Horizon’s directors have considerable professional and business acumen, are well educated, and are engaged in the local communities served by Horizon. Five members of Horizon’s current Board of Directors qualify as “audit committee financial experts,” which we believe is a considerable number for a company of Horizon’s size.

Horizon’s directors actively participate in continuing education, with each director completing a minimum of 100% of their 2021 and 2020 assigned educational programs. In addition, several directors attended outside training programs in the areas of audit, compensation, lending, fraud, and regulatory compliance.

Horizon’s Board of Directors believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight. The Board’s Corporate Governance and Nominating Committee is authorized by Horizon’s Bylaws to select Horizon’s nominees to serve as directors. The Corporate Governance and Nominating Committee Charter requires the Committee, before it selects a nominee for election or re–election or recommends a director to fill a vacancy, to review and evaluate:

•the nominee’s qualifications, including his or her judgment, skill, capability, diversity, ability to serve, conflicts of interest, business experience, the extent that the director contributes to the diversity of the Board, the interplay of the candidate’s experience with that of the other Board members, and the extent to which a candidate would be a desirable addition to the Board and any committee of the Board;

•if applicable to the nominee, whether the nominee would be deemed “independent” under marketplace rules of the NASDAQ Stock Market and SEC regulations;

•whether the nominee is qualified and likely to remain qualified to serve under Horizon’s Bylaws; and

•such other factors the Committee deems relevant.

The Corporate Governance and Nominating Committee Charter also provides that in determining whether to select incumbent directors for re–election to the Board, the Committee must consider the director’s past participation and contribution to the Board.

The Corporate Governance and Nominating Committee applies broad criteria in its consideration, which include all of the criteria listed in the Corporate Governance and Nominating Committee Charter together with other factors, such as the nominee’s age, gender–identity, ethnicity, disability, sexual orientation, cultural background, leadership abilities, continuous learning and the location of the nominee’s residence and place of business. When the Corporate Governance and Nominating Committee seeks new director candidates to add to the Board or to replace directors who have resigned or recommends the re–election of incumbent directors, the Corporate Governance and Nominating Committee selects director nominees on the basis of all of these criteria with the goal of finding the best qualified person to meet Horizon’s needs.

With respect to geographic diversity, the Corporate Governance and Nominating Committee considers whether current directors and nominees reside and/or have a place of business in the cities and counties in which Horizon Bank has branches and in which it may consider locating future branches. Each of Horizon’s current directors lives or works in the markets served by Horizon.

With respect to skill set diversity, the Corporate Governance and Nominating Committee seeks to have directors and nominees with not only experience and expertise related to banking but also in a broad range of other professions. The Board currently consists of members with expertise in manufacturing, academia, accounting, law, finance, collections, receivable management, Women Business Enterprise (WBE), real estate sales, real estate development, construction management, architecture, and information technology.

The Corporate Governance and Nominating Committee also considers the age of director nominees and current directors. Horizon’s Bylaws provide that a nominee who is not currently serving on the Board must not have reached his or her sixtieth birthday as of the date of the shareholder meeting at which the nomination will be considered or as of the date the nominee is elected to fill a Board vacancy. The Bylaws also specify that directors may continue to serve until the end of the year in which they reach their seventy–fifth birthday.

In addition to consideration of the above characteristics, the Corporate Governance and Nominating Committee emphasizes and has required searches and our search firms to include women and minority candidates in the pool and to also actively seek candidates of diverse characteristics (including gender–identity, ethnicity, disability, sexual orientation, and cultural background) from which the committee selects director candidates. We are proud that three Board members or 27.3% of our Board are female and four Horizon Bank Board members or 30.8% of the Horizon Bank Board are female.

On August 6, 2021, the SEC approved amendments to the Listing Rules of the Nasdaq Stock Market (“Nasdaq”) related to board diversity. New Listing Rule 5605(f) (the “Diverse Board Representation Rule”) requires each Nasdaq–listed company, subject to certain exceptions, to have or explain why it does not have (1) at least one director who self–identifies as female, and (2) at least one director who self–identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+. All Nasdaq–listed companies must have, or explain why they do not have, at least one diverse director by August 7, 2023. All companies listed on the Nasdaq Global Select Market, such as Horizon, must have, or explain why they do not have, at least two diverse directors by August 6, 2025.

In addition, new Listing Rule 5606 (the “Board Diversity Disclosure Rule”) requires each Nasdaq–listed company, subject to certain exceptions, to provide statistical information about the company’s board of directors, in a uniform format, related to each director’s self–identified gender, race, and self-identification as LGBTQ+.

Although we are not required to fully comply with the Diverse Board Representation Rule until 2025, we believe we presently meet the requirements of that rule based on the self–identified characteristics of the current members of our Board. In the matrix below, we have provided the statistical information required by the Board Diversity Disclosure Rule.

The tables below reflect the diversity of Horizon’s Board and the board of Horizon Bank based on the self–identified characteristics of our directors. The table for Horizon’s Board includes diversity statistics that meet the Board Diversity Disclosure Rule described above. For complete transparency, we also include a table that reflects the diversity of Horizon Bank’s Board to which Horizon Bank has appointed a female minority in 2022.

HORIZON BANCORP, INC.
Board Diversity Matrix
As of March 21, 2022

Total Number of Directors	11
	Female	Male	Non–Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	0	1
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

HORIZON BANK
Board Diversity Matrix
As of March 21, 2022

Total Number of Directors	13
	Female	Male	Non–Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	8	0	1
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	8	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

Nominees

The terms of Susan D. Aaron, Eric P. Blackhurst, and Craig M. Dwight will end at the Annual Meeting.

The Board of Directors has nominated each of the directors to serve three–year terms as members of the Class of 2025.

Each of the nominees has agreed to serve for the term for which he or she has been nominated. We intend that the proxies solicited by the Board of Directors will be voted for the nominees named above. If any nominee is unable to stand for election, the Board of Directors may designate a substitute nominee or adopt a resolution reducing the number of members on the Board. If a substitute nominee is designated, common shares represented by proxy will be voted for the substituted nominee.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the election of the three nominees (Item 1 on the Proxy Card)

Members of the Board of Directors

The following table presents biographical information on all of the directors, including the three nominees, and information regarding the director’s experiences, qualifications, attributes, or skills that have caused the Corporate Governance and Nominating Committee and the Board to determine that the director should continue to serve on Horizon’s Board. All of the directors of Horizon also serve as directors of Horizon Bank.

Name	Age	Business Experience and Service as a Director
Class of 2025
Susan D. Aaron	67	Ms. Aaron is the Chair of Vision Financial Services, Inc., LaPorte, Indiana, an accounts receivable management business in which she has more than 33 years’ experience. Ms. Aaron has both a B.S. in finance and an M.B.A. in accounting from Indiana University. If Ms. Aaron were serving on the Audit Committee, she would qualify as an audit committee financial expert under SEC rules. She has served on Horizon’s Board of Directors since 1995 and on the Board of Directors of Horizon Bank since 1993.

		Ms. Aaron possesses particular knowledge and experience in accounts receivable management, collection services and their related rules and regulations, finance, accounting, management and local market knowledge as it relates to the small business community and not–for–profit organizations. She also brings her experience and insights as the owner of a WBE–certified business. Ms. Aaron’s extensive experience provides significant insight and expertise to Horizon’s Board, particularly as they apply to commercial lending, accounts receivable management and knowledge of the local community.

Eric P. Blackhurst	60
Mr. Blackhurst is Associate General Counsel, Corporate Transactions and Latin America, of The Dow Chemical Company, a global material science company headquartered in Midland, Michigan. Mr. Blackhurst has held his current position since 2018. He was the Assistant General Counsel, Corporate and Financial Law from 2014 to 2018, and Assistant General Counsel, Chemicals and Energy, Performance Products and Systems from 2009 through 2014. He has held positions of increasing importance with Dow since 1990. Mr. Blackhurst is a former member of the board of directors of both Wolverine Bancorp., Inc. (“Wolverine”) and Wolverine Bank, serving from 2009 until Horizon’s acquisition of Wolverine in October 2017. Mr. Blackhurst has served on both Horizon’s and Horizon Bank’s Board of Directors since his appointment in October 2017.

Mr. Blackhurst’s extensive corporate, legal, and international experience, including experience serving as legal counsel at a major public corporation and his general business acumen provide the Board of Directors of Horizon and Horizon Bank with critical insights into business operations and issues.

Craig M. Dwight	65
Since July 1, 2013, Mr. Dwight has held the position of Chair and Chief Executive Officer of Horizon. He has served as the Chief Executive Officer of Horizon and Horizon Bank since July 1, 2001. Prior to that, he was the President and Chief Administrative Officer of Horizon and the Chair and Chief Executive Officer of Horizon Bank commencing in December 1998. He has over 41 years of banking experience, including experience as a senior credit officer, senior commercial loan officer, branch manager, human resources director, and chief executive officer. He has a business degree with a concentration in accounting. Mr. Dwight has served on Horizon’s Board of Directors and the Board of Directors of Horizon Bank since 1998.

Mr. Dwight has extensive knowledge and experience in banking, credit underwriting, balance sheet management, liquidity management, finance, accounting and banking rules and regulations. In addition, Mr. Dwight has considerable knowledge of the local business, municipal and not–for–profit communities. Mr. Dwight has served in leadership roles with a significant number of local not–for–profit organizations, including leading several fund raising campaigns. Mr. Dwight’s intimate knowledge of Horizon’s business and his leadership through periods of economic turmoil and ability to look for new opportunities for Horizon makes him a valuable member of Horizon’s Board of Directors.

Name	Age	Business Experience and Service as a Director
Class of 2024
Lawrence E. Burnell	67	Mr. Burnell is the Vice Chairman of White Lodging Services Corporation, a national hotel management and development company, and has also served as the Chief Operating Officer and Chief Financial Officer. He has over 45 years of financial management experience, including serving in senior financial management positions at White Lodging Services Corporation for the last 29 years. Mr. Burnell has a B.S. in accounting, has passed the CPA exam, and has 11 years of experience serving with a national public accounting firm. Mr. Burnell serves on the Audit Committee and he qualifies as an audit committee financial expert under SEC rules. He has served on Horizon’s Board of Directors since 2009 and on the Board of Directors of Horizon Bank since September 2007.

		Mr. Burnell has extensive experience and knowledge in real estate development, trends in commercial real estate values, and management of a large and complex service organization, finance, and accounting. Mr. Burnell’s extensive commercial real estate background provides Horizon’s Enterprise Risk Management and Credit Policy Committee (formerly known as the Loan Committee) with important insight into this industry, which is especially valuable during the current economic climate. In addition, Mr. Burnell’s extensive accounting, management and service industry experience provides an important perspective to Horizon’s Board of Directors.

Julie Scheck Freigang	54
Ms. Scheck Freigang is the Vice President and Chief Information Officer for CF Industries Holdings, Inc. (NYSE: CF) headquartered in Deerfield, Illinois, where she oversees the company’s information technology. Ms. Scheck Freigang has held this position since October 2020. Before joining CF Industries, she held the position of Vice President, Chief Information Officer at Franklin Electric Co., Inc. (NASDAQ: FELE) from 2014–2020 and the position of Vice President – IT at Eaton Corporation from 2011–2014. Ms. Scheck Freigang earned a Bachelor of Science in Mechanical Engineering and graduated with honors from Valparaiso University in Valparaiso, Indiana. Ms. Scheck Freigang has served on the Board of Directors of Horizon Bank since 2019 and was appointed to a Horizon Board of Directors vacancy in January 2020.

Ms. Scheck Freigang possesses particular knowledge and experience in information technology for publicly traded companies. Her experience will continue to provide Horizon with considerable expertise and insight into these areas.

Peter L. Pairitz	66	Mr. Pairitz is a business developer who focuses on consulting with small business owners regarding all aspects of business ownership, including financing alternatives, and he has management responsibilities for several types of businesses. He is a CPA with public accounting firm experience in auditing and managing audits of financial institutions. If Mr. Pairitz were serving on the Audit Committee, he would qualify as an audit committee financial expert under SEC rules. He has served on Horizon’s Board of Directors since 2001 and on the Board of Directors of Horizon Bank since 2000.

Mr. Pairitz has extensive knowledge and experience in finance, accounting, audit, manufacturing, real estate development, and the local business community. Mr. Pairitz’ business experiences, local knowledge, and attention to detail are very important to Horizon’s Board of Directors. In addition, Mr. Pairitz has continued his outside board education in the areas of enterprise risk, credit, and compensation trends and has shared his knowledge and experience with the Enterprise Risk Management and Credit Policy Committee, Compensation Committee, and Corporate Governance and Nominating Committee.

Spero W. Valavanis	69	Mr. Valavanis is an architect and has over 44 years’ experience in design, strategic and financial planning, business development and management, hiring and compensation, and marketing, first, as a Principal/Owner of Design Organization, Inc., an architecture, engineering and interior design firm, and then as a shareholder and Office Director & Vice President for Shive–Hattery Inc., an architecture and engineering firm, upon its acquisition of Design Organization, Inc. in 2013. Mr. Valavanis is a Principal with Shive–Hattery Inc. where he has been employed since 2013. He has served on Horizon’s Board of Directors since 2000 and on the Board of Directors of Horizon Bank since 1998.

Mr. Valavanis has extensive knowledge and experience in architecture, design, construction management and of the local business, municipal and not–for–profit communities. Mr. Valavanis is a past Board Chair of the Greater Valparaiso Chamber of Commerce and the Porter County Community Foundation, and has served on many not–for–profit boards of directors. Mr. Valavanis has continued his director education with a focus on asset and liability management and on trust matters. Mr. Valavanis’ professional background, local market knowledge and community involvement are important contributions to Horizon’s Board of Directors.

Name	Age	Business Experience and Service as a Director
Class of 2023
James B. Dworkin	73
Mr. Dworkin is the Chancellor Emeritus of Purdue University North Central. He has over 43 years of experience in education and has a business school background and a Ph.D. in Industrial Relations. He currently serves as a Professor of Management at the Krannert School of Management at Purdue University. He has served on Horizon’s Board of Directors since 2003 and on the Board of Directors of Horizon Bank since 2002.

Mr. Dworkin has extensive knowledge and experience in academia, negotiations, business administration, and management of a large organization. In addition, Mr. Dworkin has considerable knowledge of local business and has served on the boards of multiple not-for-profit organizations. Mr. Dworkin regularly shares his local and national insights with the Board and senior management. In addition, due to his extensive knowledge of the local community, he provides considerable insight into current local events. Mr. Dworkin’s community knowledge, ability to work with others, and consensus building abilities are valuable contributions to Horizon’s Board of Directors.

Daniel F. Hopp	74
Mr. Hopp retired in June 2011 as Senior Vice President, Corporate Affairs, and General Counsel of Whirlpool Corporation, a Fortune 500 company located within Horizon’s market area. He has a law degree and has over 26 years’ experience working with a publicly traded corporation. He has served on Horizon’s Board of Directors since 2005 and on the Board of Directors of Horizon Bank since 2004. He has served as the Lead Director of Horizon’s Board of Directors since July 1, 2013.

Mr. Hopp has extensive knowledge and experience in manufacturing, management of a large and complex organization, corporate law and the rules and regulations applicable to large publicly traded companies. Mr. Hopp’s educational and professional background is rarely found on a community bank board. In addition, Mr. Hopp is very active in the local not–for–profit community. At Horizon’s Board meetings, Mr. Hopp regularly provides invaluable insights based on his professional and educational experiences, and he has the ability to look at complex problems from a different perspective. Mr. Hopp is a valuable member of Horizon’s Board of Directors.

Michele M. Magnuson	61
Ms. Magnuson (formerly, Thompson) is the former President and Chief Financial Officer and a director of both LaPorte Bancorp, Inc. and its wholly owned banking subsidiary The LaPorte Savings Bank, an Indiana-chartered savings bank. She originally joined The LaPorte Savings Bank in 2003 as Chief Financial Officer and was named Vice President in 2004, Executive Vice President in 2007, and President and Chief Financial Officer in 2011. She also served LaPorte Bancorp, Inc.’s predecessor organization as Executive Vice President and Chief Financial Officer (named in 2007) and President and Chief Financial Officer (named in 2011). She was appointed to the Boards of Directors of The LaPorte Savings Bank and LaPorte Bancorp, Inc. in 2007. Ms. Magnuson has served on both Horizon’s and Horizon Bank’s Board of Directors since her appointment in July 2016. If Ms. Magnuson were serving on the Audit Committee, she would qualify as an audit committee financial expert under SEC rules.

Ms. Magnuson has more than 33 years of banking experience. She is a graduate of Ball State University and holds a Master of Business Administration from Indiana University South Bend. Ms. Magnuson’s extensive management, financial and banking industry experience, including her familiarity with the local business and economic environment in the communities formerly served by The LaPorte Savings Bank and now served by Horizon Bank, adds value and a unique perspective to the Boards of Directors of both Horizon and Horizon Bank.

Steven W. Reed	59	Mr. Reed is a partner with the firm of BGBC Partners, LLP, an Indianapolis full service accounting, and business consulting firm. He was a Board member of Heartland Community Bank from 2006 until July 2012. He has a B.S. in Business with a concentration in finance. Mr. Reed is a Certified Public Accountant, practicing since 1985, amassing over 36 years of experience with financial reporting, tax, and business valuation. Additionally, Mr. Reed holds the appellations “Accredited in Business Valuation (ABV)” and “Certified in Financial Forensics (CFF).” These accreditations recognize special training, testing, and qualification in business valuation and in forensic accounting through the American Institute of Certified Public Accountants. Mr. Reed has served on the Board of Directors of Horizon since 2014 and Horizon Bank since 2012.

		Mr. Reed possesses particular knowledge and experience in finance, accounting, tax, and business valuation as it relates to closely held business. His experience will continue to provide Horizon with considerable expertise and insight into these areas. Mr. Reed chairs the Audit Committee and qualifies as an audit committee financial expert under SEC rules.

HORIZON’S ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”) FRAMEWORK

Since 1873, Horizon has operated as a community bank, putting people and its communities first. Building relationships and supporting its communities has been at the core of Horizon’s approach to banking and its business. Horizon’s ESG framework is built around its desire to make a positive impact and empower its employees, customers and communities. The Corporate Governance and Nominating Committee has been charged with oversight of this framework. Horizon issued its inaugural sustainability report in the second quarter of 2021 that detailed its ESG initiatives incorporating metrics for calendar year 2020 from guidelines set out in in the Sustainability Accounting Standards for Commercial Banks prepared by the Sustainability Accounting Standards Board. The sustainability report includes information about our diversity and inclusion efforts and our new Senior

Community Development Officer in addition to our contributions to the communities that we served in 2020. As an annual report, the Corporate Social Responsibility report for 2021 was issued in February 2022 and may be found on our website with additional information on community outreach at www.horizonbank.com, under “About Us – Community Outreach” and the captions “Diversity and Inclusion,” “Helping Our Communities,” “Community Grant Program,” and “Affordable Loan Options.”

CORPORATE GOVERNANCE

Director Independence

Annually, Horizon’s Board of Directors considers the independence of each of the directors under the listing standards of the NASDAQ Stock Market. In determining independence, the Board considers, among other things, current or previous employment relationships as well as material transactions and relationships between Horizon or Horizon Bank and the directors, members of their immediate family and entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.

The Board of Directors has determined that ten of the eleven current members of the Board qualify as independent directors under SEC rules and the NASDAQ listing standards. Craig M. Dwight, who serves as Horizon’s Chairman and Chief Executive Officer, is the only current director who does not qualify as an independent director because of the positions he holds with Horizon and Horizon Bank.

Members of the Audit, Compensation, and Corporate Governance and Nominating Committees must and do meet all applicable independence tests of the NASDAQ Stock Market and the SEC. In addition, the Board’s key standing committees meet in executive session without the presence of Mr. Dwight, and the non-management directors of the Board meet in executive session without the presence of Mr. Dwight. In addition, the Board will meet in executive session without Mr. Dwight at least twice a year.

Board Leadership Structure

Horizon’s Board of Directors believes that each business is unique, and therefore, Board leadership structure should vary depending upon each company’s circumstances and needs as they evolve over time. The positions of Chief Executive Officer and Chairman of the Board currently are held by Craig M. Dwight. The Board has determined that it is in the best interests of Horizon to consolidate these positions due to Mr. Dwight’s unique experiences and Horizon’s corporate governance practice of having an independent lead director when these two positions are consolidated, as discussed below.

Mr. Dwight’s extensive banking background experience in the States of Indiana and Michigan; his demonstrated ability to lead complex organizations; his proven leadership during varying economic cycles; his forward and strategic thinking; his personal integrity; his demonstrated ability to hold the interests of the company above his own personal interests; his ability to recruit and retain an outstanding executive leadership team with similar values and beliefs; and his willingness to seek and receive outside counsel provides him with the unique ability to hold both offices of Chairman and Chief Executive Officer.

Horizon’s Bylaws provide that if the offices of Chairman of the Board and Chief Executive Officer are held by the same person, then the independent members of the Board are required to appoint one of the incumbent, independent directors to serve as the Lead Director. The selection process, term, qualifications, authority, responsibilities and other provisions governing the role of the Lead Director are set forth in the Charter of the Lead Independent Director.

Since July 1, 2013, Daniel F. Hopp has served as our Lead Director. In accordance with Horizon’s Charter of the Lead Independent Director, the Lead Director calls and presides at executive sessions of the independent directors; coordinates the activities and communications among independent directors; presides at all meetings of the Board at which the Chair is not present or if circumstances arise in which the role of the Chair is, or may be perceived to be, in conflict; approves the meeting schedules for independent directors and sets and reviews the agendas for executive sessions of the independent directors; and may attend committee meetings of any committee of the Board of Directors. The Lead Director serves as the principal liaison between the independent directors and the Chief Executive Officer and other members of senior management on matters of corporation policy, strategy, executive management performance and other matters, such as by:

•Consulting with the Chief Executive Officer regarding any concerns of the directors about Horizon or its performance, the Chief Executive Officer’s performance, and the performance of other executive management;

•Providing input to the Chairman and Chief Executive Officer and the Corporate Secretary on the preparation of agendas for Board and committee meetings; and

•Advising the Chairman on the quality, quantity, usefulness and timeliness of information provided to directors to support the work of the Board of Directors and committees.

In addition, at the direction of the full Board of Directors, the Lead Director may authorize the retention by Horizon of outside advisors and consultants to report directly to the Board of Directors.

Communications with Directors

Shareholders may communicate directly with the Board of Directors or individual members of the Board of Directors in writing by sending a letter to the Board at: Horizon Bancorp, Inc. Board of Directors, 515 Franklin Street, Michigan City, Indiana 46360. All communications directed to the Board of Directors will be transmitted to the Chairman of the Board of Directors or other director identified in the communication without any editing or screening.

Shareholders also may communicate concerns, suggestions, or questions to any member of the Board of Directors or member of senior management by logging onto the www.ethicspoint.com website from any computer at any time or by calling the toll-free hotline number, 866–294–4694. EthicsPoint is a worldwide, confidential, and anonymous web and telephone reporting system that allows shareholders, customers, vendors and employees the ability to report concerns, as well as to pose questions and suggestions, confidentially and anonymously. EthicsPoint is fully compliant with reporting requirements such as those mandated by the Sarbanes–Oxley Act, Section 301. All communications received through EthicsPoint, either by web or telephone, are transmitted directly to the Chair of the Board’s Audit Committee, the Chair of the Board’s Corporate Governance and Nominating Committee, and designated members of senior management, without editing or screening.

Code of Ethics

Horizon’s Code of Ethics for Executive Officers and Directors supplements the Horizon Bancorp, Inc. and Horizon Bank Advisor Code of Conduct and Ethics applicable to all employees, including officers. Horizon’s Code of Ethics for Executive Officers and Directors is available on Horizon’s website at www.horizonbank.com in the section headed “About Us – Investor Relations – Corporate Information” under the caption “Corporate Governance.”

Director Nomination Procedures

Horizon’s Bylaws provide that any of the following may nominate director candidates: the Board of Directors, a nominating committee of the Board, any person appointed and authorized by the Board to make nominations, or any shareholder entitled to vote for the election of directors who has complied with the notice procedures specified in the Bylaws.

Horizon’s Bylaws provide that nominations by shareholders must be made in writing and must be received at Horizon’s principal executive office not fewer than 120 days in advance of the anniversary date of the release of the prior year’s proxy statement to shareholders in connection with the Annual Meeting. For instance, the proxy statement for last year’s 2021 Annual Meeting was released to shareholders on March 20, 2021. Accordingly, the last day to deliver a nomination for the 2022 Annual Meeting was 120 days before March 20, 2022, or November 19, 2021. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. The Corporate Governance and Nominating Committee does not have a separate policy for considering director candidates recommended by shareholders because the director nomination procedures are set forth in Horizon’s Bylaws.

Horizon’s Bylaws provide that the chair of the Annual Meeting may, in his or her discretion, disregard nominations that are not made in accordance with the Bylaws and may instruct the election inspector to disregard all votes cast for any such nominee. A complete copy of the applicable provisions of Horizon’s Bylaws is available to shareholders without charge upon request to the Secretary.

Meetings of the Board of Directors and Committees

Horizon’s Board of Directors held 12 meetings during 2021, and each director attended in person or virtually 90.0% or more of the total number of meetings of the Board and the committees upon which he or she served. Horizon and its subsidiaries have joint standing committees. These committees include the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Executive sessions of the independent directors are held at least two times a year.

Although Horizon does not have a policy regarding the attendance of directors at the Annual Meeting of shareholders, Horizon encourages directors to attend the Annual Meeting. Eight of the then–current eleven members of the Board of Directors attended the 2021 Annual Meeting.

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee are appointed by the Board of Directors in April, effective May of each year. The members of the Corporate Governance and Nominating Committee for 2021/2022 are Mr. Blackhurst, who serves as Chair, Ms. Aaron, Mr. Pairitz, and Mr. Hopp. All of the members of the Corporate Governance and Nominating Committee qualify as independent directors as defined by the SEC rules and NASDAQ listing standards. The Corporate Governance and Nominating Committee met three times during 2021. The responsibilities of the Corporate Governance and Nominating Committee of the Board of Directors include selecting the individuals to be nominated for membership on the Board of Directors and overseeing the annual self–evaluations by the Board and its committees.

The Corporate Governance and Nominating Committee selects a slate of nominees and then recommends those nominees to the Board of Directors. The entire Board of Directors determines who the nominees will be. The Corporate Governance and Nominating Committee and the Board select nominees who meet the qualifications set forth in Horizon’s Bylaws and the applicable independence requirements under the SEC and NASDAQ rules.

The responsibilities of the Corporate Governance and Nominating Committee also include (i) reviewing and reporting to the Board on matters of corporate governance and developing and recommending to the Board corporate governance principles; (ii) leading the Board and its committees in its supervisory oversight functions of related party transactions and insider share transactions; and (iii) reviewing Horizon’s activities and practices regarding environmental, social, and governance matters.

The Corporate Governance and Nominating Committee Charter is posted on Horizon’s website at www.horizonbank.com in the section headed “About Us – Investor Relations – Corporate Information” under the caption “Corporate Governance.”

Audit Committee

Audit Committee members serve one–year terms and are appointed by the Board of Directors in April, effective January of each year. The Audit Committee members for 2021/2022 are Mr. Reed, who serves as Chair, Mr. Burnell, Mr. Dworkin and Ms. Freigang. The Audit Committee met four times in 2021. The purpose of the Audit Committee is to assist the Boards of Directors of Horizon and Horizon Bank in fulfilling their statutory and fiduciary responsibilities with respect to examinations of Horizon, Horizon Bank, and their affiliates and the monitoring of accounting, auditing, and financial reporting practices. The Audit Committee reviews the internal audit procedures of Horizon and Horizon Bank and recommends to the Boards of Directors the engagement of outside and internal auditing firms.

Horizon’s Board of Directors has determined that Mr. Reed qualifies as an “audit committee financial expert” as defined by the SEC rules. Mr. Reed has a Bachelor of Science degree in Business with a concentration in finance, and is a registered certified public accountant with over 32 years of public accounting experience.

All of the members of the Audit Committee, including Mr. Reed, qualify as independent directors as defined by the SEC rules and NASDAQ listing standards.

The Audit Committee Charter is posted on Horizon’s website at www.horizonbank.com in the section headed “About Us – Investor Relations – Corporate Information” under the caption “Corporate Governance.”

Compensation Committee

Compensation Committee members serve one–year terms and are appointed by the Board of Directors in April, effective May of each year. The members of the Compensation Committee for 2021/2022 are Mr. Pairitz, who serves as Chair, Ms. Aaron, Mr. Blackhurst, and Mr. Hopp. All of the members of the Compensation Committee qualify as independent directors as defined by the SEC rules and NASDAQ listing standards. The Compensation Committee met four times in 2021. The Committee reviews salary and employee benefit issues relating to employees and directors of Horizon, Horizon Bank, and their affiliates.

The Compensation Committee Charter is posted on Horizon’s website at www.horizonbank.com in the section headed “About Us – Investor Relations – Corporate Information” under the caption “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

All of the members of the Compensation Committee are independent, and no member of the Compensation Committee has served as an officer or employee of Horizon, Horizon Bank, or any of Horizon’s other subsidiaries. None of the members of the Compensation Committee serves as an executive officer of another entity at which one of Horizon’s executive officers serves as a member of the Board of Directors. No member of the Compensation Committee has had any relationship with Horizon requiring disclosure under Item 404 of SEC Regulation S–K, which requires the disclosure of certain related person transactions, other than loans made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with unrelated third parties and which management believes did not involve more than normal risk of collectability or present other unfavorable features.

Compensation Consultants

The Compensation Committee has the authority under its charter to retain outside consultants to provide assistance. At least every two years, the Compensation Committee engages a compensation consultant to conduct a review of executive and director compensation. A primary function of the consultant is to provide market data to the Committee concerning compensation of comparable companies in order to assist the Committee in determining whether Horizon’s compensation system in effect is a reasonable and appropriate means for achieving Horizon’s business objectives.

In accordance with the Compensation Committee’s authority, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) on a number of occasions since 2002. In December 2021, FW Cook reported to the Compensation Committee on the findings from its analysis of Horizon’s named executive officers’ compensation. “Named executive officers” refers to the top five executive officers who are named in the Summary Compensation Table below because of their positions and levels of compensation. To evaluate the reasonableness of Horizon’s executive compensation, the Compensation Committee annually obtains surveys from accounting firms and other sources and augments that data with the FW Cook reviews, which are more extensive and include peer comparison of cash, short-term compensation, and long–term compensation. FW Cook’s reports have provided the Compensation Committee with an updated competitive survey, and the Compensation Committee has relied primarily on these surveys in reaching its decisions on compensation and to compare the reasonableness of total compensation for the named executive officers and directors. In addition, FW Cook’s reports have reviewed long–term equity compensation awards to the named executive officers in comparison with peer data and acceptable banking practices. FW Cook provides no other services to Horizon and meets all other standards for independence and lack of conflicts of interest for compensation consultants.

Performance Reviews

The Compensation Committee, with input from the entire Board of Directors, conducts an annual review of the performance of Mr. Dwight, who serves as Horizon’s Chairman of the Board and Chief Executive Officer. In addition, the Compensation Committee, with input from the Chief Executive Officer, reviews the performance of Horizon’s other executive officers.

In conducting its review, the Compensation Committee considers a variety of performance factors in order to analyze the compensation of each of these executive officers. These factors generally include strategic planning, traditional financial results, positioning Horizon for future success, and enterprise risk management.

The financial services business is complex and is undergoing changes that generate uncertainties about future events. The Chief Executive Officer must provide guidance and leadership in nearly all aspects of this dynamic enterprise. In the process, however, the Chief Executive Officer is not expected to work alone. The performance evaluation recognizes that programs initiated at the top level of an organization are not, and should not be expected to be, “quick fixes.” These programs are generally long–term in nature, bringing benefits to Horizon over many years. For those reasons, the Compensation Committee also focuses on the following issues in determining performance levels for the Chief Executive Officer:

•Strategic Leadership: Strategic leadership entails development of appropriate strategies for Horizon and the ability to gain support for those strategies.

•Enterprise Guardianship: Enterprise guardianship requires the Chief Executive Officer to set the tone in such matters as Horizon’s reputation, ethics, legal compliance, customer relations, employee relations, and ensuring results.

•Risk Management: Risk management requires the Chief Executive Officer to maintain a strong risk management culture, to provide oversight of key risks including financial reporting, reputation, asset quality, compliance with all banking rules and regulations and to assure proper maintenance of good internal controls and processes.

•Board Relationship: Board relationship requires the Chief Executive Officer to work collaboratively with Board members and committees, communicate information in a timely manner to ensure full and informed consent about matters of corporate governance and provide complete transparency to the Board.

•Financial Results: Financial results focus on the overall financial health of Horizon and ability to achieve financial goals.

•Talent Recruitment, Retention & Training: The Chief Executive Officer is required to recruit, attract, and retain an exceptional leadership team in order to effectively run the organization today and in the future. In addition, continuous organizational learning is a key focal point for the Chief Executive Officer and ongoing training is vital to Horizon’s continued success.

In conducting the Chief Executive Officer’s performance review for 2021, the Compensation Committee obtained input from members of the Board. A significant portion of management compensation, including that of the Chief Executive Officer and the other executive officers, is performance related.

Risk Management and Compensation Policies and Practices

Horizon monitors its incentive and commission–based compensation plans through an incentive compensation and commission plan matrix that provides a schedule of all plans, associated risks and how the risks are mitigated. This matrix is reviewed by the Compensation Committee in a private session with the person who serves as Horizon’s Senior Vice President, Senior Auditor, Enterprise Risk Manager, and Compliance Officer (“Risk Manager”). Horizon’s incentive compensation plans minimize undue risk taking through plan design, incentive compensation caps, and Compensation Committee oversight. Plan design provides the Compensation Committee with the ability to change, modify, or cancel any incentive compensation plan at the Committee’s sole discretion. In addition, all material incentive compensation payouts, excluding commissions paid to mortgage loan originators, are subject to Horizon’s achievement of minimum cash flow coverage to cover dividends, and fixed costs at the holding company, and individual employee performance that is satisfactory to Horizon.

The SEC’s compensation risk rules provide that if a public company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company, then the company must provide disclosures addressing the compensation policies and practices as they relate to risk management and risk-taking incentives with respect to all employees and to disclose in their proxy statements whether a company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company. Horizon reviewed its compensation policies and practices for all employees on September 21, 2021, including executive officers, and has determined that those policies and practices are reasonable and unlikely to have a material adverse effect on Horizon. Horizon believes that the design and oversight of its compensation plans help ensure that the plans do not encourage excessive risk taking.

Enterprise Risk Management

In conjunction with Horizon’s Enterprise Risk Management Policy, the Risk Manager, who serves as Horizon’s senior enterprise risk manager, and other members of senior management meet annually with all business units to discuss risks related to their areas and how risks are mitigated. The risks are then classified as follows:

•High – potential material threat to the enterprise.

•Moderate – not a material threat to the enterprise, however, could impact current year’s performance.

•Low – minimal threat to the enterprise.

High level risks and established metrics were reviewed with Horizon’s Board or Board committees four times during 2021, as discussed below. The Board anticipates a similar review at least quarterly in 2022.

As part of its oversight function, the Board and its committees monitor how management operates Horizon and maintains internal controls and processes. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks, and vulnerabilities faced by Horizon. The Audit Committee considers risks associated with Horizon’s overall financial reporting, the disclosure process, compliance with all rules and regulations and risk control policies and procedures. At its regularly scheduled quarterly meetings, the Audit Committee meets in executive session with its internal auditor, its Risk Manager, and Horizon’s independent registered public accounting firm. RMS US, LLP served as Horizon’s internal auditor during 2021. High–level risks are reviewed with the Audit Committee at each meeting.

The Board committees review high–level risks associated in the area of their responsibilities. The Asset Liability Committee reviews risks related to liquidity, interest rates, quality of the investment portfolio, operations, facilities, and information security. The Enterprise Risk Management and Credit Policy Committee reviews risks related to credit, loan concentrations, community reinvestment, and compliance with lending rules and regulations. In addition, it oversees Horizon’s enterprise risk management policies and key risk metrics and proactively monitors emerging risk trends and economic factors. As a result, it will recommend any necessary adjustments to Horizon’s enterprise risk management practices and metrics. In 2021, the Compensation Committee met one time in executive session with the Risk Manager to review Horizon’s incentive compensation plans to be certain that employees are not incentivized to take undue risks, and the Compensation Committee anticipates that it will meet one time during 2022 to conduct a similar review.

The matrices for the Executive Officer Bonus Plan have included “Enterprise Risk Management” as a category since 2009. For information about the Executive Officer Bonus Plan and matrices, see the discussion under the caption “Annual Performance–Based Incentive Compensation” in the Compensation Discussion and Analysis below.

Anti–Hedging and Anti–Pledging Policies

Horizon has robust policies restricting hedging and pledging transactions related to Horizon’s common shares. These policies prohibit a full range of transactions and cover a broad group of participants, including directors, officers, employees, family members, other members of a person’s household, and controlled entities. Horizon believes that hedging and pledging transactions could have the effect of diluting the risks and rewards of stock ownership in Horizon and could cause an employee, director or executive officer to have different objectives from Horizon’s other shareholders.

Horizon addresses hedging and pledging in three separate policy documents: (i) the Insider Trading Policy, which applies to all directors, officers, employees, family members, other members of a person’s household, and controlled entities; (ii) the Anti–Hedging Policy, which applies to all directors and executive officers; and (iii) the Anti–Pledging Policy, which applies to all directors and executive officers.

Each of the policies applies restrictions to a broad range of transactions that could reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of Horizon’s common shares, such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, restrictions apply to options trading, margin accounts and pledging because these situations can also foster objectives that differ from other Horizon shareholders or can force sales while the person subject to the policy possesses material nonpublic information.

Employees who are not executive officers are strongly encouraged not to engage in any hedging or monetization transactions, but are permitted the limited ability to seek pre–clearance from Horizon’s Compliance Officer (currently designated as the Chief Financial Officer) to engage in such a transaction. The person must provide sufficient justification for the transaction. In addition, an employee who is not an executive officer may also seek pre–clearance from the Compliance Officer for pledging Horizon common shares as collateral for a loan and must demonstrate his or her financial capacity to repay the loan without resorting to the pledged securities. During 2021, no requests from non–executive officer employees for deviations from the Insider Trading Policy were received by the Compliance Officer.

With respect to directors, executive officers, their family members and controlled entities, Horizon has adopted an even more aggressive stance with respect to all hedging and pledging transactions. In addition to the Insider Trading Policy, these persons are also subject to the Anti–Hedging Policy and the Anti–Pledging Policy. The Anti–Hedging Policy prohibits them from purchasing financial instruments or engaging in activities that could reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any Horizon securities. There are no exceptions.

The Anti–Pledging Policy prohibits them from pledging, hypothecating or encumbering Horizon securities as collateral for any indebtedness, including pledging securities as collateral for margin accounts. However, the Corporate Governance and Nominating Committee of the Board of Directors may grant prior approval for a pledge of securities in limited circumstances for loans with a clear purpose for use of the proceeds and a well–defined and identifiable source of repayment. Horizon’s directors and executive officers have not requested any pledging of Horizon securities at this time, and therefore, no waivers or exceptions have been granted.

Succession Plan

Horizon maintains a detailed chief executive officer succession plan that includes a formal selection process that considers emergency, temporary, and permanent succession plans. Horizon’s succession plan includes a discussion on the bank’s future outlook, cultural fit, core competencies required for the position and use of independent third parties, if necessary. Horizon’s succession plan also contemplates review of both internal and external candidates. Horizon’s chief executive officer succession plan is periodically reviewed by the Board of Directors.

Stock Ownership Guidelines

Horizon Ownership Guidelines (“Ownership Guidelines”) require that members of the Boards of Directors of Horizon and Horizon Bank and Horizon’s executive officers attain and maintain a level of ownership of Horizon’s common shares having a value at least equal to the following ownership thresholds specified in the Ownership Guidelines:

Participant	Ownership Thresholds
Director	3 times amount of annual retainer
Chief Executive Officer	3 times base salary
Named Executive Officers (other than Chief Executive Officer)	2 times base salary

If a participant is not in compliance with the Ownership Threshold due to the number of common shares owned or from stock price fluctuations, then, until such time as the participant attains the Ownership Threshold, the participant is subject to additional restrictions. The additional restrictions include certain limitations on sale of current shares owned and additional shares acquired.

Participant	Percentage of After–Tax Profit Associated with the Acquired Shares
Director and Chief Executive Officer	75%
Named Executive Officers (other than Chief Executive Officer)	50%

Shares are considered to be owned by a participant for the purposes of the Ownership Guidelines if those shares would be deemed to be beneficially owned according to the SEC’s beneficial ownership rules applicable to determining ownership for the beneficial ownership table included annually in Horizon’s proxy statement for its shareholders’ meeting. Shares of restricted stock for which the restrictions have not yet lapsed, and non–vested unexercised stock options, are not considered to be shares owned for the purposes of the Ownership Guidelines. Any exceptions or waivers to the Ownership Guidelines must be approved by the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included below. Based on that review and discussion, the Compensation Committee has recommended to Horizon’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Horizon’s 2021 Annual Report on Form 10–K.

This Report is respectfully submitted by the Compensation Committee of Horizon’s Board of Directors:

Peter L. Pairitz, Chair
Susan D. Aaron
Eric P. Blackhurst
Daniel F. Hopp

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Discussion and Analysis describes and analyzes the compensation of Horizon’s named executive officers. Horizon’s compensation program is designed to align executive officer compensation with Horizon’s annual and long-term performance and with the interests of Horizon’s shareholders. The development of compensation programs and benefit plans for senior executives, along with specific compensation decisions for the named executive officers, is the responsibility of the Compensation Committee of the Board. The Compensation Committee is assisted from time to time by an independent compensation consultant, whose duties are detailed in this Proxy Statement. The Compensation Committee utilizes benchmark data obtained from industry publications and the compensation consultant to assist in determining the reasonableness of Horizon’s pay programs, the direction of Horizon’s total compensation as compared with Horizon’s performance and in making compensation decisions on named executive officers.

The Compensation Committee, with input from the Board of Directors, annually evaluates the Chief Executive Officer’s performance in comparison to corporate goals and objectives and determines and approves the Chief Executive Officer’s compensation based on achievement of those goals and objectives. The Chief Executive Officer evaluates the performance of the other named executive officers in comparison to goals and recommends to the Compensation Committee a base salary change for each named executive officer based on achievement of their goals and objectives. The Compensation Committee makes the final decision on the other named executive officers’ compensation.

This Compensation Discussion and Analysis also includes information about the ratio of Horizon’s Chief Executive Officer’s annual total compensation to the median of the annual total compensation of all other Horizon employees.

Use of FW Cook Compensation Consultant

The Compensation Committee retained FW Cook to prepare a report for purposes of evaluating executive compensation for Horizon’s named executive officers, including its chief executive officer. The most recent FW Cook report was received in December 2021 and used 2020 compensation data to compare overall executive compensation practices against 17 companies of comparable size and common business traits, as selected by FW Cook with input from management and approved by the Compensation Committee. Horizon’s peer group for purposes of the 2021 FW Cook report included the following companies:

1st Source Corporation	First Mid Bancshares, Inc.	Park National Corporation
(South Bend, IN)	(Mattoon, IL)	(Newark, OH)

Byline Bancorp	German American Bancorp, Inc.	Peoples Bancorp
(Chicago, IL)	(Jasper, IN)	(Marietta, OH)

Community Trust Bancorp	Great Southern Bancorp	Premier Financial Corp.
(Pikeville, KY)	(Springfield, MO)	(Defiance, OH)

City Holding Company	Independent Bank Corporation	QCR Holdings
(Charleston, WV)	(Ionia, MI)	(Moline, IL)

Enterprise Financial Services Corp.	Lakeland Financial	Stock Yards Bancorp, Inc.
(Clayton, MO)	(Warsaw, IN)	(Louisville, KY)

First Busey Corporation	Midland States Bancorp
(Champaign, IL)	(Effingham, IL)

The Compensation Committee has considered the independence of FW Cook in light of SEC rules and NASDAQ listing standards. In connection with this process, the Committee has reviewed, among other items, a letter from FW Cook dated August 20, 2021 that addresses the independence of FW Cook and the members of the consulting team serving the Compensation Committee, including the following factors: (i) other services provided to us by FW Cook, (ii) fees paid by us as a percentage of FW Cook’s total revenue, (iii) policies or procedures of FW Cook that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the Committee, (v) any Horizon stock owned by the senior advisor or any immediate family member, and (vi) any business or personal relationships between Horizon’s executive officers and the senior advisor. The Committee discussed these considerations and concluded that the work performed by FW Cook and its senior advisor involved in the engagement did not raise any conflicts of interest.

The Compensation Committee intends to continue to employ an independent, third–party consultant to review executive compensation, including long-term benefits, at least every two years.

The following highlights are from the 2021 FW Cook report:

•Horizon’s position was assessed in relation to a peer group of 17 other companies comparable to Horizon in various measures of size, including total assets, total shareholder equity, net revenue, net income, number of employees and market capitalization. Company performance for Horizon and the peer group is measured on a one–year and three–year basis for size, profitability, growth and shareholder return (with composite scores representing an average of the relative rankings in these categories).

•Total annual compensation (“TAC”) for the last completed fiscal year (2020) for the named executive officers is directionally aligned with composite company size and performance for that year. TAC refers to base salary plus annual bonus.

•TAC for the last five completed fiscal years (2016–2020) is also directionally aligned relative to composite company size and performance over that same time period.

•Total compensation paid (“TCP”) for the last completed fiscal year (2020) for the named executive officers is directionally aligned with three–year company performance (2018–2020). TCP refers to multi–year long–term incentive cash awards earned for the latest performance cycle, plus all other compensation reported, plus value realized on any stock option exercises, plus restricted stock/performance shares earned and/or vested.

•TCP for the last five completed fiscal years (2016–2020) is also directionally aligned with trailing three–year performance over that same time period.

•Horizon’s annual bonuses earned as a percent of target ranged from 67–104%, versus an earnout range of 80–150% of target at the peer group companies at the 25th and 75th percentiles, respectively.

•On average, total direct compensation (“TDC”) opportunities for Horizon’s named executive officers, individually and in total, are positioned close to the market median.

•Horizon’s TDC mix is representative of median competitive practice.

•Horizon’s long–term incentive mix of 80% performance shares and 20% restricted stock is weighted more towards performance–based compensation than median competitive practice.

•Horizon ranks near the 25th percentile of the peer group in terms of equity compensation cost, as measured by absolute dollar amount and near the median relative to pre–tax income.

•Horizon ranks near the median of the peer group in terms of share usage run rate.

•Horizon ranks near the median of the peer group in terms of potential dilution overhang, and near the 75th percentile in total potential dilution with the new share request in 2021.

•Horizon’s practice of using a portfolio of two long–term incentive grant types, consisting of restricted stock vesting over three years and performance shares cliff vesting after a three–year performance period, is aligned with peer group practice.

Overview of 2021 Compensation Process and Programs

2021 Compensation Program

The Compensation Committee sets the compensation of all named executive officers of Horizon, including that of the Chief Executive Officer. Compensation is composed of several segments, including base salary, short–term incentives, and long–term incentives. The Compensation Committee compares all executive compensation, including that of the Chief Executive Officer, to the compensation paid to persons holding the comparable position in similar financial institutions.

In determining the 2021 compensation for the Chief Executive Officer, Chief Financial Officer and other top officers, the Compensation Committee relied in part upon on the analysis provided by the 2020 FW Cook report delivered in December 2020, just as the Compensation Committee will use the 2021 FW Cook report delivered in December 2021 as part of its consideration of executive compensation for 2022. The Compensation Committee’s review included a study of base pay, bonus, and long–term compensation.

For 2021 compensation decisions, our peer group consisted of the following 17 Midwestern regional banks:

1st Source Corporation	First Mid Bancshares, Inc.	Park National Corporation
(South Bend, IN)	(Mattoon, IL)	(Newark, OH)

Byline Bancorp	German American Bancorp, Inc.	Peoples Bancorp
(Chicago, IL)	(Jasper, IN)	(Marietta, OH)

Community Trust Bancorp	Great Southern Bancorp	Premier Financial Corp.
(Pikeville, KY)	(Springfield, MO)	(Defiance, OH)

City Holding Company	Independent Bank Corporation	QCR Holdings
(Charleston, WV)	(Ionia, MI)	(Moline, IL)

Enterprise Financial Services Corp.	Lakeland Financial	Stock Yards Bancorp, Inc.
(Clayton, MO)	(Warsaw, IN)	(Louisville, KY)

First Busey Corporation	Midland States Bancorp
(Champaign, IL)	(Effingham, IL)

The Named Executive Officers

The following discussion of compensation focuses on the compensation of the five executive officers who are named in the Summary Compensation Table below because of their positions and levels of compensation (referred to throughout this Proxy Statement as the “named executive officers”). The named executive officers and their positions with Horizon and Horizon Bank during 2021 are as follows:

Name	Position
Craig M. Dwight	Chairman of the Board and Chief Executive Officer of Horizon and Horizon Bank

James D. Neff(1)	President of Horizon and Horizon Bank

Mark E. Secor	Executive Vice President and Chief Financial Officer of Horizon and Horizon Bank

Dennis J. Kuhn(2)	Executive Vice President of Horizon and Horizon Bank; Chief Commercial Banking Officer of Horizon Bank

Kathie A. DeRuiter	Executive Vice President of Horizon and Horizon Bank; Senior Operations Officer of Horizon Bank

(1)	On January 24, 2022, Mr. Neff notified Horizon of his intention to retire from his positions effective as of March 31, 2022.
(2)	Effective as of April 1, 2022, Mr. Kuhn will be appointed as Horizon’s Regional President for Southwest Michigan.

Annual Advisory Vote on Executive Compensation

At the 2021 Annual Meeting, Horizon provided shareholders with a separate, advisory shareholder “say–on–pay” vote to approve the compensation of the named executive officers. At that meeting 95.6% of Horizon’s common shares that were cast on the proposal (excluding abstentions) were voted in favor of Horizon’s compensation of those executive officers as disclosed in the proxy statement. Following the 2021 vote, the Board of Directors considered whether any changes should be implemented in connection with Horizon’s compensation policies and decisions. The Board believes that the high percentage of shares voting in support of the say–on–pay proposal indicated that shareholders approve the work of Horizon’s Compensation Committee and that shareholders consider Horizon’s executive compensation programs to be aligned with shareholders’ interests. Given the significant shareholder support, the Board and Compensation Committee concluded that Horizon’s executive compensation is aligned with shareholders’ interests and, therefore, no additional action was taken in response to the outcome of the advisory vote on executive compensation. At the 2022 Annual Meeting, shareholders again will have the opportunity to vote, in an advisory capacity, on Horizon’s named executive officer compensation (see “Proposal 2: Advisory Vote to Approve Executive Compensation” below).

Advisory Vote on Frequency of the Advisory Vote on Executive Compensation

At the 2018 Annual Meeting, shareholders voted in an advisory vote to recommend the frequency at which Horizon should present shareholders with the opportunity to participate in an advisory say–on–pay vote on Horizon’s executive compensation. Horizon’s Board of Directors recommended an annual vote. Shareholders voted on whether the say–on–pay votes should be held every one, two, or three years. Of Horizon’s common shares voted in 2018 on that frequency proposal (excluding abstentions), 92% of those common shares were voted in favor of holding future say–on–pay votes on an annual basis, as the Board of Directors recommended. In light of that result and other factors that the Board has considered, Horizon will continue to hold say–on–pay votes on an annual basis, as it has done since the first shareholder vote on frequency in 2012. The advisory vote on the frequency of say–on–pay votes is required to occur at least every six years and will occur next during or before 2024.

Compensation Risk

As discussed under the caption “Risk Management and Compensation Policies and Practices” in the Corporate Governance section above, Horizon’s Risk Manager, who serves as the senior risk officer, meets with the Board of Directors and the Audit and Compensation Committees to review Horizon’s compensation and other risks and to address how to mitigate and monitor such risks.

Horizon’s long–term business objectives require that Horizon increase revenues year–over–year, maintain profitability in each year, increase market share and demonstrate sound enterprise risk management. Horizon believes that if it is successful in achieving these objectives, the results will inure to the financial benefit of Horizon’s shareholders. Accordingly, Horizon has designed its executive compensation program to reward its executives for achieving annual and long-term financial and business results that meet these objectives. Specifically, the amount of incentive compensation received by Horizon’s executive officers is directly related to Horizon’s and to an individual executive’s performance results. Horizon recognizes that the pursuit of these objectives may lead to behaviors that focus executives on their individual enrichment rather than Horizon’s long–term welfare. If this were to occur, it could weaken the link between pay and performance and result in less of a correlation between the compensation delivered to Horizon’s executives and the return realized by Horizon’s shareholders. Accordingly, Horizon has designed its executive compensation program to limit and mitigate these possibilities and ensure that its compensation practices and decisions are consistent with Horizon’s risk profile.

The Compensation Committee has had in place since 2003 certain rules that provide it with considerable latitude in determining whether or not bonuses should be paid. The Compensation Committee believes these rules protect the shareholders and help mitigate the possibility that executive officers will take any undue risks. The rules are as follows:

•The Compensation Committee may unilaterally amend, modify, or cancel the plans at any time at its sole discretion.

•Named executive officer bonuses will only be paid if Horizon achieves a minimum net income level that is more than sufficient to cover fixed costs and dividends at the holding company level. This minimum net income level supports the concept that the shareholders are paid first and ahead of executive officer bonuses.

•Executive officers will be paid bonuses only if they are in good standing with Horizon and are not under a performance warning, suspension, or individual regulatory sanction.

•The Compensation Committee or its designee is to review and approve all executive officer bonuses prior to payment.

•Bonuses are subject to receipt of an unqualified opinion by Horizon’s independent accountants on its most current year-end financial statements.

•Horizon Bank has a policy that allows it to “claw back” incentive compensation as discussed below under the heading “Clawbacks: Recovery of Incentive Compensation under the Dodd–Frank Act.”

Overview of Compensation Elements and Mix

We have included in this section and the table below a brief overview of the primary elements of Horizon’s compensation plan for the Chief Executive Officer and other named executive officers. A more in–depth discussion of the compensation elements and mix follows in “Detailed Discussion of Compensation Elements.”

Pay Element	Role	Key Factors
Base Salary	•Provides the only fixed element of compensation	•Responsibilities, skills, experience and demonstrated performance •Competitive with comparable peers
Annual Performance-Based Cash Incentive Compensation (i.e., pay for results)
•Reward performance if, and only to the extent, that Horizon and its shareholders also benefit financially from the officer’s stewardship

•Focuses executives on annual objectives that support long-term strategy and value creation

•Determined pursuant to the Executive Officer Bonus Plan, which sets pre-established corporate financial and individual performance objectives

•Achievement of short-term and long-term corporate and individual performance metrics

•Horizon must achieve a certain minimum earnings threshold before any level of award is earned

•Executive must be in good standing with Horizon and not under any regulatory sanction

•Competitive with comparable peers

Long-Term Performance-Based Equity and/or Cash Incentive Compensation
•Reinforces the need for long-term sustained financial and stock price performance

•Aligns interest of executives with shareholders

•Encourages retention

•Focus on performance-based awards reduces the incentive and manages the risk that executives could engage in risky behavior to drive up the price of common shares

•Encourages and facilitates stock ownership

•Achievement of performance goals during a performance period, all as set by the Compensation Committee (generally based on a comparison of Horizon’s average performance over the performance period for the return on common equity, compounded annual growth rate of total assets, and return on average assets, all relative to the average performance for publicly traded banks with total assets between $3-7 billion on the SNL Bank Index)

•Competitive with comparable peers

Retirement and Other Benefits	•Supports the health and security of executives •Enhances executive productivity	•Competitive with comparable peers
Limited Perquisites	•Promote Horizon’s presence in the marketplace through memberships	•Value to Horizon

To encourage appropriate decision–making and facilitate the alignment of the interests of Horizon’s executives with those of Horizon and its shareholders, Horizon’s executive compensation program includes “at risk” compensation, as discussed below in “Detailed Discussion of Compensation Elements.” Horizon believes that the allocation of at risk compensation for annual cash incentives is reasonable for Horizon given its business objectives and is comparable to that of Horizon’s peer group.

Detailed Discussion of Compensation Elements

Base Salary

Salaries of all executive officers, including the Chief Executive Officer, are governed by Horizon’s formal salary administration program, which is updated each year. The salary administration program involves consideration of an executive officer’s position and responsibility and performance as determined in the detailed annual performance reviews discussed above.

The salaries of Craig M. Dwight, Chief Executive Officer, and James D. Neff, President, are also impacted by written employment agreements with Horizon and Horizon Bank. Each entered into an amended and restated employment agreement on December 31, 2019, effective January 1, 2020. The agreements provide that Messrs. Dwight and Neff will continue to receive an annual base salary equal to the amount being paid to each of them on the date of their agreements, subject to annual increases (but not decreases) based on the annual review of Horizon’s Compensation Committee. Other provisions of the agreements are discussed below following the Summary Compensation Table and in the discussion of “Potential Payments Upon Termination or Change in Control.” As discussed above, Mr. Neff intends to depart from his positions with Horizon and Horizon Bank effective as of March 31, 2022, and his employment agreement will terminate upon his departure.

The Compensation Committee compares the salary of each executive officer to those salaries being paid to executive officers in similar positions in organizations of comparable size in the Midwest. Salary ranges are then computed from that data for each Horizon executive officer position. Salary increases are calculated based on individual performance rating, where the executive officer’s base salary falls within the executive officer’s respective salary range, benchmark data, total compensation in comparison to peer compensation mix, and Horizon’s salary matrix.

FW Cook’s 2021 report reported that the average and highest base salary compensation for a Chief Executive Officer were $605,000 and $795,000, respectively. For Mr. Dwight’s services as Chairman of the Board and Chief Executive Officer, he was paid a base salary in 2021 of $605,000, which represented a 3.26% increase over his 2020 base salary of $585,900.

The salary increases for 2021 for the other named executive officers ranged from 3.00% to 5.00%. Mr. Secor’s salary was increased to $318,172 from $303,021 (5.00%); Mr. Neff’s salary was increased to $415,769 from $401,709 (3.50%); Ms. DeRuiter’s salary was increased to $278,512 from $270,400 (3.00%); and Mr. Kuhn’s salary was increased to $275,834 from $267,800 (3.00%). The salary increases were based on the Compensation Committee’s in–depth review of FW Cook’s 2020 compensation reports in conjunction with Horizon’s standard salary administration program as outlined above, pursuant to which the Compensation Committee takes into consideration the individual performance rating, where the executive officer’s base salary falls within their respective salary range, benchmark data, total compensation in comparison to peer, compensation mix and Horizon’s salary matrix. The salary matrix takes into account both the performance review rating and the employee’s current salary, with respect to the salary range, in determining the percentage increase.

Annual Performance–Based Cash Incentive Compensation

After consultations with compensation consultant FW Cook in 2003, the Compensation Committee of the Board of Directors of Horizon adopted an Executive Officer Bonus Plan. The Bonus Plan permits executive officers to earn, as a cash bonus, a percentage of their salary based on the achievement of corporate and individual goals in the relevant year. All of the named executive officers, Messrs. Dwight, Neff, Kuhn, Secor, and Ms. DeRuiter, currently participate in the Bonus Plan. Participants in the Bonus Plan are not eligible to participate in any other short–term cash incentive plan offered by Horizon.

To receive a bonus under the Bonus Plan, the executive officer must be employed by Horizon or one of its subsidiaries on the date the annual bonus payment is made and must be in good standing with Horizon. If the executive officer retires or dies after earning an annual bonus at the end of the measuring period, then the executive officer (or the estate) will still be eligible to receive the bonus. The Compensation Committee may adjust or amend the Bonus Plan at any time in its sole discretion. All executive officers’ bonuses are subject to final approval by the Compensation Committee or its designee, and bonus payments are subject to Horizon’s receipt from its independent accountants of an unqualified audit opinion on Horizon’s most current year–end financial statements. Mr. Dwight’s and Mr. Neff’s bonuses are paid in accordance with their employment agreements, which provide that they may participate in all incentive compensation plans and programs generally available to executive officers.

As approved by the Compensation Committee, Horizon’s bonus matrices for executive officers are divided into short–term and long–term metrics with total bonus opportunities weighted fifty percent each. Short–term metrics place heavier weight on financial outcomes in order to align bonus payouts with shareholders’ interests for the given year. Long–term metrics place heavier weight on positioning Horizon for future success and enterprise risk management to align with shareholders’ long–term interests. Bonus calculations for financial outcomes are based on quantifiable targets and, for non–financial targets, on observations by Horizon’s Chief Executive Officer, the Compensation Committee, and the Board of Directors in comparison to Horizon’s strategic plan.

The weightings for Horizon’s 2021 bonus matrix for each individual participant are as follows:

Named Executive Officer & Category	Short–Term Metric Weighting	Long–Term Metric Weighting
Chief Executive Officer (Mr. Dwight)
Financial Outcome of Horizon (Net Income & Efficiency)	70%
Positioning Horizon for Future Success		70%
Enterprise Risk Management	30%	30%
Executive Vice President and Chief Financial Officer (Mr. Secor)
Financial Outcome of Horizon (Net Income & Efficiency)	60%
Positioning Horizon for Future Success		20%
Enterprise Risk Management	40%	60%
Project Management		20%
President (Mr. Neff)
Financial Outcome of Horizon (Net Income, Efficiency and Asset Quality)	40%
Financial Outcomes for Areas of Direct Responsibility	45%
Positioning Horizon for Future Success		30%
Enterprise Risk Management	15%	70%
Executive Vice President and Senior Operations Officer (Ms. DeRuiter)
Financial Outcome of Horizon (Net Income & Efficiency)	50%
Positioning Horizon for Future Success		20%
Enterprise Risk Management	30%	60%
Project Management	20%	20%
Executive Vice President and Chief Commercial Banking Officer (Mr. Kuhn)
Financial Outcome of Horizon (Net Income, Efficiency & Asset Quality)	30%
Financial Outcomes for Areas of Direct Responsibility	50%
Positioning Horizon for Future Success		30%
Enterprise Risk Management	20%	70%

Horizon’s 2022 bonus matrices for each named executive officer will follow substantially the same categories and metric weightings as above, subject to approval by the Compensation Committee and Board of Directors.

The Compensation Committee established a minimum earnings target for Horizon to achieve before any bonuses would be paid out under the Bonus Plan for 2021. In 2021, the minimum earnings threshold was $49.4 million. If Horizon’s net income for 2021 was below $49.4 million, no bonuses would be paid to any executive officer. The minimum earnings target is tied to earnings available to pay dividends and fixed costs at the holding company. Earnings, for purposes of the Bonus Plan, are determined by the Compensation Committee, which has the discretion to make adjustments for special non–recurring costs such as acquisition–related expenditures and other one–time expenses. In 2021, the Compensation Committee adjusted earnings for acquisition–related costs.

The Compensation Committee also approved a target bonus matrix for each executive officer to be used to calculate the executive officer’s bonus (if any) for the year (assuming that the minimum earnings target has been met). The matrix for each executive officer specifies the performance measures applicable to the executive officer, the targets for each performance measure and the weight to be assigned to each performance measure in calculating the bonus if the specified target levels are achieved.

The Compensation Committee sets the target awards to be challenging, but reasonably attainable. The maximum earnings goal was approximately $8.5 million and $6.0 million above the targets of $68.5 million for 2021 and $73.5 million for 2020 and the maximum efficiency ratio goal was approximately 350 basis points better than the targets of 61.0% for 2021 and 59.0% for 2020. In 2021, the minimum earnings amount for payout was achieved, and all the participants were in good standing with Horizon. Any participant not in good standing with Horizon would not be eligible for incentive compensation.

The other non–financial measurements include the following: enterprise risk management; compliance with rules, regulations, and good internal controls; positioning Horizon for long-term growth; organizational development, retention and attracting good talent; and project management. The weightings for each measurement vary dependent upon the overall responsibilities and primary goals of each executive officer. Non–financial results are compared with Horizon’s strategic plan and scored based on the observations of the Chief Executive Officer, Compensation Committee, and the Board of Directors. Scores range from meets, exceeds, or far exceeds expectations.

For 2021, the named executive officers who participated in the Bonus Plan could have earned as a maximum bonus the following percentages of their base salaries: Mr. Dwight, 80%; Mr. Secor, 60%; Mr. Neff, 55%; Mr. Kuhn, 55%; and Ms. DeRuiter, 55%. Each named executive officer had as a short–term performance goal the achievement of a specified level of financial outcomes for the year, with the weighting of such goals for 2021 being 70% for Mr. Dwight; 60% for Mr. Secor; 85% for Mr. Neff; 85% for Mr. Kuhn; and 50% for Ms. DeRuiter. The financial outcome targets focused primarily on Horizon’s earnings, efficiency improvements, or business unit outcomes. The short–term performance goals for each executive officer also included one non–financial metric for enterprise risk management. Long–term performance goals for each executive officer were for enterprise risk management, positioning Horizon for long-term success or project management.
In order to earn a bonus award, the Bonus Plan’s participants were required to achieve an aggregate weighted score of 80% or higher in 2021. If the participant achieved the goals for all categories, the participant’s aggregate weighted score would be 100%. In 2021, Mr. Dwight, Mr. Secor, Mr. Neff, Mr. Kuhn and Ms. DeRuiter all exceeded 80% in weighted average scores for both short- and long-term goals and earned a bonus award.

In considering Mr. Dwight’s bonus, the Compensation Committee used established short– and long–term goals for 2021 and compared actual results with goals. The goals compared Horizon’s net income compared to plan, Horizon’s efficiency ratio compared to plan, enterprise risk management, compliance with all rules, laws, regulations, audit standards, reputation of Horizon, positioning Horizon for future growth and expansion, and organizational development including retention and attraction of good talent, efficiency improvement, and continuous learning.

The amounts of the bonuses actually paid each year under the Bonus Plan are reported in the Non–Equity Incentive Plan Compensation column of the Summary Compensation Table included below in this Proxy Statement. The payouts that Messrs. Dwight, Secor, Neff, Kuhn and Ms. DeRuiter had an opportunity to earn under the Bonus Plan for 2021 are presented below in the Grants of Plan–Based Awards table.

The Compensation Committee has reviewed the Bonus Plan for 2021, and based on that review, the Compensation Committee has concluded that the Bonus Plan, as designed for 2021, aligned the interests of the senior executive officers with those of the shareholders and that the Bonus Plan designs provided several features to mitigate any incentive to the senior executive officers to take undue risks that could threaten the enterprise.

Long–Term Performance–Based Equity and/or Cash Incentive Program

Since 2003, Horizon has maintained an omnibus stock plan for the purpose of attracting and retaining key employees. All omnibus stock plans have been approved by Horizon’s shareholders. The original 2003 Omnibus

Plan expired on January 31, 2013, and although awards under the plan remain outstanding with the last options expiring June 18, 2022, no additional shares may be granted under the 2003 Omnibus Plan.

In 2014, the shareholders approved the 2013 Omnibus Plan, which replaced the 2003 Omnibus Plan and became effective for a ten–year term beginning February 1, 2013. At the 2018 Annual Meeting, shareholders approved an amended and restated 2013 Omnibus Plan to allow additional stock–based awards. The 2013 Omnibus Plan authorized the issuance of up to 1,556,325 common shares (as adjusted from 691,700 for the November 2016 and June 2018 3–for–2 stock splits).

In 2021, the shareholders approved the Horizon Bancorp, Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Omnibus Plan”), which became effective May 6, 2021 and terminates on the earlier of the date Horizon elects to terminate the Plan (which Horizon is permitted to do at any time) or the date all common shares reserved for issuance under the Plan are issued or otherwise deemed issued under the Plan.

A primary reason for adopting the 2021 Omnibus Plan is to replace the Horizon Bancorp, Inc. Amended and Restated 2013 Omnibus Equity Incentive Plan, which will expire on February 1, 2023, and which contains certain single trigger change–in–control provisions and obsolete share recycling provisions. Awards under the 2013 Plan remain outstanding but no new awards may be granted under the 2013 Plan.

Horizon reserved 1,787,548 shares of our common stock for future awards under the 2021 Omnibus Plan, which includes 1,400,000 new shares of common stock plus 387,548 shares of common stock remaining and unused in the 2013 Plan that were rolled into the 2021 Omnibus Plan.

In general, the majority of the awards granted under the 2021 Omnibus Plan must have a minimum vesting schedule of at least one year. Specifically, at least 95% of the awards granted will have a minimum vesting schedule of one year, subject to acceleration of vesting, to the extent permitted by the Compensation Committee or set forth in the 2021 Omnibus Plan or the applicable award agreement in the event of: (i) a termination of service for death, disability, or retirement; (ii) limited conditions relating to a change in control; and (iii) with respect to cash–based awards and substitute awards, in connection with a corporate transaction, such as a merger or sale of Horizon. Awards granted under the 2021 Omnibus Plan are also subject to Horizon’s clawback policy.

Like Horizon’s prior plans, the Compensation Committee administers the 2021 Omnibus Plan and may grant the following types of awards under the 2013 Omnibus Plan and the 2021 Omnibus Plan, which may vest on a time basis or pursuant to performance metrics set by the Compensation Committee from time to time:

•Incentive and nonqualified stock options

•Stock appreciation rights

•Restricted stock

•Restricted stock units

•Other stock-based awards

•Any combination of the above

The effects on awards granted under the 2021 Omnibus Plan in the event of a change in control of Horizon are discussed below under Potential Payments Upon Termination or Change in Control – Other Benefits Upon Termination or Change in Control.

Horizon’s long–term incentive program was historically based on the grant of stock options and restricted stock, but in 2014, Horizon began awarding performance–based (not time–based) performance shares as its preferred form of long–term performance–based equity compensation. Long–term equity incentives are granted to encourage and facilitate personal stock ownership by executive officers. Horizon believes this strengthens their personal commitment to Horizon and provides them with a longer–term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly aligns the officer’s interests with those of Horizon’s shareholders. Horizon also recognizes that equity compensation is an important element of a competitive compensation program. The program utilizes vesting periods and/or long–term performance goals to encourage key employees to continue in the employ of Horizon and thereby acts as a retention device for key employees.

With respect to stock ownership, as discussed above, all of the named executive officers must comply with the Ownership Guidelines adopted by the Board of Directors. The Chief Executive Officer must maintain ownership of Horizon common shares having a value equal to at least three times the base salary, and each of the other named executive officers must maintain ownership of common shares having a value equal to at least twice the applicable executive officer’s base salary. For additional details about the Ownership Guidelines, see the “Stock Ownership Guidelines” section above under the “Corporate Governance” heading.

In determining a reasonable level of long–term compensation to be granted executive officers, the Compensation Committee considers data it deems relevant, including the data in the independent reports prepared by FW Cook and other peer data.

The stock options that have been granted to executive officers are service based and vest in equal annual installments over a three– or five–year period. Awards of restricted stock vest on the third anniversary of the date of grant if the executive officer remains employed by Horizon, Horizon Bank, or any of their affiliates.

The performance shares or units that are awarded become earned and vested based on the achievement of certain performance goals during a performance period as established by the Compensation Committee at the time of each grant (generally three years). The performance goals are based on a comparison of Horizon’s average performance over the performance period for the return on common equity, compounded annual growth rate of total assets, and return on average assets, all relative to the average performance for publicly traded banks with total assets between $3 billion and $7 billion on the SNL Bank Index for the same measures. Each of the three performance goals is weighted roughly equally (34% for return on common equity; 33% for compounded annual growth rate of total assets; and 33% for return on average assets). The payout received by the recipient is determined by whether Horizon achieves the performance goal at a threshold level (50th to 74th percentile relative to the comparative SNL group), a target level (75th to 84th percentile relative to the comparative SNL group), or a maximum level (greater than 84th percentile relative to the comparative SNL group). A performance share award recipient can receive 50% of the award if Horizon achieves the threshold, 100% of the award if Horizon achieves the target, and 125% of the award if Horizon achieves the maximum.

Qualified Retirement Plans

Horizon maintains two tax–qualified retirement plans, an Employee Stock Ownership Plan (“ESOP”) and an Employees’ Thrift Plan (“Thrift Plan”). In 2021, Horizon filed to terminate the ESOP to reduce expense and redirect the funds to increase employee compensation that more directly supports our retention and attraction efforts. No contributions were made to the ESOP in 2021. Final distributions from the plan are expected to occur in 2022.

The Thrift Plan is a 401(k) plan in which all employees with the requisite hours of service are eligible to participate. The Thrift Plan permits voluntary employee contributions, and Horizon may make discretionary matching and profit sharing contributions. Each eligible employee is vested according to a schedule based upon years of service. Voluntary employee contributions are vested at all times, and Horizon’s discretionary contributions vest over a six–year period. Participants are eligible to receive matching contributions once they have attained age 21 and completed one year of service. Horizon, at its discretion, provides for matching contributions as follows: 100% for the first 2% of a participant’s deferral contribution and 50% for each additional percentage deferred up to a total deferral of 6% (a maximum of 4% matching contribution).

Post–Termination Compensation and Benefits

Upon termination of either Mr. Dwight or Mr. Neff from employment in certain situations not related to a change in control of Horizon, Mr. Dwight and Mr. Neff (but no other named executive officers) will be entitled to certain post–termination compensation and benefits, as provided in their respective employment agreements. Specifically, if Horizon terminates them without “cause” or either executive resigns for “good reason,” then the terminated executive is entitled to additional compensation and benefits, as more fully described below in “Potential Payments Upon Termination or Change in Control.”

Effective January 1, 2020, all named executive officers (including Mr. Dwight and Mr. Neff) entered into new or amended Change in Control Agreements with Horizon Bank. Pursuant to the Change in Control Agreements, the named executive officers become entitled to post-termination compensation and benefits, as discussed in more detail below in “Potential Payments Upon Termination or Change in Control.”

The Board of Directors proposed these new employment and change in control agreements to advance Horizon’s commitment to use only double trigger mechanisms for change–in–control compensation. As a result of the new or amended Change in Control Agreements, and the amended and restated employment agreements for Mr. Dwight and Mr. Neff, also effective January 1, 2020, Horizon no longer has any single–trigger or modified single–trigger change in control compensation obligations.

Horizon believes its post–termination compensation and benefits arrangements are necessary in order to attract and retain experienced and talented executive officers in Horizon’s industry, are comparable to arrangements offered by its industry peers, and are consistent with Horizon’s philosophy and compensation objectives.

The Horizon Bancorp Supplemental Executive Retirement Plan (“Frozen SERP”), a nonqualified deferred compensation plan, was originally effective January 1, 1993, and was frozen effective December 31, 2004. The Frozen SERP provides certain management or highly compensated employees of Horizon and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Thrift Plan due to benefit limits imposed by the Code and to permit the deferral of additional compensation. The Frozen SERP is designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and to be exempt from the requirements of Internal Revenue Code Section 409A. The Frozen SERP is administered by the Compensation Committee. Prior to January 1, 2005, a participant in the Frozen SERP could elect each year to defer a percentage of the participant’s total cash compensation. Each year, the Compensation Committee, in its discretion, could elect to have Horizon match the amounts deferred by each participant under the Frozen SERP up to a maximum match of $25,000. The Compensation Committee could also make supplemental contributions in any amount determined by the Compensation Committee in its discretion.

Interest is credited on a participant’s deferred account balance in the Frozen SERP at the five–year U.S. Treasury Bond rate published in The Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long–Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee can require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled or retires after reaching age sixty–five. Participants or their designated beneficiaries will begin to receive payments under the Frozen SERP within thirty days after the participant’s separation from service. Participants may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the Frozen SERP.

The Frozen SERP was amended effective January 1, 2010, to permit a participant’s account assets to be invested in Horizon common shares, and amended effective December 19, 2017, to allow distributions under the Frozen SERP to be made in cash, Horizon common shares, or a combination of both. Participants in the Frozen SERP may change their investment election option once a year.

No additional amounts, except earnings, accrued to the named executive officers under the Frozen SERP from the date the plan was frozen.

Horizon adopted the Horizon Bancorp 2005 Supplemental Executive Retirement Plan (“2005 SERP”) to replace the Frozen SERP effective January 1, 2005. As with its predecessor, the 2005 SERP provides certain management or highly compensated employees of Horizon and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Thrift Plan due to benefit limits imposed by the Code and to permit the deferral of additional compensation. The 2005 SERP is also designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and Code Section 409A, and the 2005 SERP is administered by the Compensation Committee. A participant in the 2005 SERP may elect to defer a percentage of the participant’s total cash compensation each year. The 2005 SERP maximum deferral percentage is limited to 25%.

Each year, the Compensation Committee, in its discretion, may elect to have Horizon match the amounts deferred by each participant under the 2005 SERP up to a maximum match of $25,000 for years prior to 2017 and $35,000 for 2017 and beyond. The Compensation Committee may change the match limit prior to the beginning of any year. The Compensation Committee may also make supplemental contributions in any amount it determines in its discretion.

Interest is credited on a participant’s deferred account balance in the 2005 SERP at the five–year U.S. Treasury Bond rate published in The Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long–Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee may require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled or retires after reaching age sixty–five. Participants may specify the date or event upon which they or their designated beneficiaries will begin to receive payment under the 2005 SERP and may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the 2005 SERP.

In December 2009, the Board of Directors approved a second SERP investment alternative in the form of Horizon common shares. In December 2017, the 2005 SERP was amended to confirm that distributions can be made in cash, Horizon common shares, or a combination of both.

Participants in the 2005 SERP may change their investment election option once a year.

Horizon’s contributions allocated to the named executive officers under the 2005 SERP are included in the All Other Compensation column of the Summary Compensation Table appearing below.

Perquisites and Other Personal Benefits

Horizon provides minimal perquisites and other personal benefits to its executive officers. Mr. Dwight and Mr. Neff are provided with social country club memberships. The cost of the memberships is less than $10,000.

Pay Ratio Disclosure

Horizon has determined the relationship of the annual total compensation of our employees and the annual total compensation of Craig M. Dwight, Horizon’s Chair of the Board and Chief Executive Officer. For 2021, our last completed fiscal year, (i) the median of the annual total compensation of all employees (other than Mr. Dwight) was $43,617; and (ii) the annual total compensation of Mr. Dwight, as reported in the Summary Compensation Table, included elsewhere in this Proxy Statement, was $1,402,379.

Based on this information, for 2021, the ratio of the annual total compensation of Mr. Dwight to the median of the annual total compensation of all employees was 32.2 to 1, or, in other words, Mr. Dwight’s annual total compensation was 32.2 times that of the median of the annual total compensation of all employees.

To identify the “median employee” of Horizon this year (and as we have done each year in the past), we identified all full–time and part–time employees of Horizon as of December 31, 2021, excluding Mr. Dwight, leased employees or independent contractors. We then used the employees’ base salary (or wages and overtime for non–salaried employees) plus bonus, on a non–annualized basis for those employed for less than all of 2021, in order to determine annual cash compensation on a consistent basis, and then we ranked all the employees by compensation amount in order to identify the median employee. We believe the use of total cash compensation for all employees is a reasonable and consistently applied compensation measure because we do not widely distribute annual equity awards to employees and all employees participate in Horizon’s Thrift Plan and ESOP on an equal basis.

Once we identified the median employee, we computed the median employee’s annual total compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S–K, which is the same methodology we use for our named executive officers as set forth in the Summary Compensation Table included in this Proxy Statement.

To determine Mr. Dwight’s annual total compensation, we used the amount reported in the “Total” column of the Summary Compensation Table included in this Proxy Statement.

Other Compensation and Compensation-Related Policies

Clawbacks: Recovery of Incentive Compensation under the Dodd–Frank Act

Under the Dodd–Frank Act, companies listed on a national securities exchange must adopt a policy providing for the recovery of incentive–based compensation in the event of an accounting restatement based on erroneous data. Under such a policy, compensation would be recovered, or “clawed back,” from any current or former executive officer of the company who received the incentive–based compensation during the three years preceding the date on which the company is required to prepare the restatement. The amount to be recovered would be the excess of the amount that would have been paid to the executive officer under the restatement. Horizon Bank adopted a “claw back” policy in 2009, which covers each exempt employee with the title of Vice President or above or who is a commission–based employee. This policy will be revised as necessary and appropriate in the future to conform to any additional SEC or NASDAQ requirements for such policies.

Anti–Hedging and Anti–Pledging

Horizon’s insider trading policy has historically identified many prohibited transactions for its directors, officers, employees, family members, and controlled entities, including hedging and monetization transactions and pledging Horizon’s common shares, for which transactions special pre–clearance with a compliance officer was required. In December 2017, the Board of Directors adopted an even more aggressive stance with respect to these transactions, believing that hedging and pledging transactions could have the effect of diluting the risks and rewards of stock ownership in Horizon and could cause a director or executive officer to have different objectives from Horizon’s other shareholders.

First, the Board of Directors adopted a stand–alone anti–hedging policy (separate from the insider trading policy) that applies to all directors, executive officers, their family members and controlled entities, prohibiting them from purchasing financial instruments or engaging in activities that could reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any Horizon securities. There are no exceptions.

Also, the Board of Directors adopted a stand–alone anti–pledging policy (separate from the insider trading policy) that applies to the same group as the anti–hedging policy. All pledging, hypothecating or encumbering of Horizon securities as collateral for any indebtedness is prohibited, including pledging securities as collateral for margin accounts. However, the Corporate Governance and Nominating Committee of the Board of Directors may grant prior approval for a pledge of securities in limited circumstances for loans with a clear purpose for use of the proceeds and a well–defined and identifiable source of repayment. Horizon’s directors and executive officers have not requested any pledging of Horizon securities at this time.

Stock Ownership

As previously discussed, all of the named executive officers must comply with the Ownership Guidelines for stock ownership adopted by the Board of Directors. For additional details about the Ownership Guidelines, see the “Stock Ownership Guidelines” section above under the “Corporate Governance” heading.

Section 162(m)

In general, under Section 162(m) of the Internal Revenue Code, as modified by The Tax Cuts and Jobs Act passed in December, 2017, public companies are subject to a $1 million deductibility limit on compensation paid to certain executive officers, including their performance–based compensation which was excluded before tax reform. Awards that were made and subject to binding written contracts in effect on November 2, 2017 are “legacied” under prior law and can still qualify as deductible performance-based compensation even if paid in future years.

Horizon will continue to analyze the effects of Section 162(m) on its compensation programs, and will continue to monitor the regulations and any additional guidance that may be issued by the IRS. In this regard, while the Board and Compensation Committee are mindful of the benefits of the full deductibility of our executive officer’s compensation, the Board and/or Compensation Committee may, in their judgment, authorize compensation payments that are not fully tax deductible to the extent they exceed $1 million, if such payments are appropriate to attract and retain executive talent or to meet other business objectives, in the best interests of Horizon and its shareholders.

EXECUTIVE COMPENSATION TABLES

The following tables provide information on the 2021 compensation for Horizon’s Chief Executive Officer, Chief Financial Officer, and the other three most highly compensated executive officers of Horizon and Horizon Bank. These five individuals are referred to as the “named executive officers.”

Summary Compensation Table for 2021

The table below provides information with respect to the total compensation earned by or paid to the named executive officers for 2021.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Craig M. Dwight	2021	605,000	N/A	285,000	—	438,625	73,754	(6)	1,402,379
Chief Executive Officer	2020	585,000	N/A	260,000	—	365,625	70,734		1,281,359
	2019	558,900	N/A	200,000	50,000	363,285	66,071		1,238,256

Mark E. Secor	2021	318,172	N/A	127,269	—	167,040	56,756	(7)	669,237
Chief Financial Officer	2020	303,021	N/A	121,208	—	121,208	58,100		603,537
	2019	291,366	N/A	81,582	20,396	123,831	56,240		573,415

James D. Neff(8)	2021	415,769	N/A	166,308	—	228,673	59,852	(9)	870,602
President	2020	401,709	N/A	160,684	—	160,684	61,427		784,504
	2019	388,125	N/A	108,675	27,169	184,359	58,913		767,241

Kathie A. DeRuiter	2021	278,512	N/A	111,405	—	132,293	53,022	(10)	575,232
Executive Vice President	2020	270,400	N/A	108,160	—	81,120	56,720		516,400
	2019	260,000	N/A	62,400	15,600	104,000	50,454		492,454

Dennis J. Kuhn	2021	275,834	N/A	110,334	—	89,646	52,617	(11)	528,431
Executive Vice President	2020	267,800	N/A	107,120	—	53,560	55,957		484,437
	2019	257,500	N/A	61,800	15,450	83,688	53,258		471,696

(1)	Includes salary amounts paid and salary amounts deferred by the individual named pursuant to Horizon’s Thrift Plan and the 2005 Supplemental Executive Retirement Plan (“SERP”).
(2)	Messrs. Dwight, Secor, Neff and Kuhn and Ms. DeRuiter are eligible to receive annual bonuses under the Executive Officer Bonus Plan, and if such bonuses are received for a given year, the SEC rules provide that they are to be reported in the Non-Equity Incentive Plan Compensation column of this table.
(3)	The amounts in this column reflect the aggregate grant date fair value of option awards during the last three fiscal years in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in the calculation of the option awards reported in this column, please see Note 22 of the Notes to the Consolidated Financial Statements in Horizon’s 2021 Annual Report on Form 10-K filed with the Securities and Exchange Commission.
(4)	Messrs. Dwight, Secor, Neff and Kuhn and Ms. DeRuiter received payments under Horizon’s Executive Officer Bonus Plan. (For more information about the Bonus Plan see the discussion above in the Compensation Discussion and Analysis.)
(5)	The individuals named in the table also received certain perquisites, but the incremental costs of providing the perquisites did not exceed the $10,000 disclosure threshold.
(6)	Includes Horizon’s Employee Stock Ownership Plan matching contributions of $11,895 under the Thrift Plan, $35,000 under the SERP and $26,769 in dividends on performance and restricted stock.
(7)	Includes Horizon’s Employee Stock Ownership Plan matching contributions of $9,984 under the Thrift Plan, $35,000 under the SERP and $11,772 in dividends on performance and restricted stock.
(8)	On January 24, 2022, Mr. Neff notified Horizon of his intention to retire as President of Horizon effective as of March 31, 2022. Mr. Neff will remain employed by Horizon through his date of departure.
(9)	Includes Horizon’s Employee Stock Ownership Plan matching contributions of $9,103 under the Thrift Plan, $35,000 under the SERP and $15,749 in dividends on performance and restricted stock.
(10)	Includes Horizon’s Employee Stock Ownership Plan matching contributions of $7,896 under the Thrift Plan, $35,000 under the SERP and $10,126 in dividends on performance and restricted stock.
(11)	Includes Horizon’s Employee Stock Ownership Plan matching contributions of $7,586 under the Thrift Plan, $35,000 under the SERP and $10,031 in dividends on performance and restricted stock.

During 2021, both Mr. Dwight and Mr. Neff had written employment agreements with Horizon providing for them to receive, among other things, base salary, to participate in all other incentive compensation and benefit programs offered to executive officers of Horizon and Horizon Bank, and to receive additional post–termination compensation upon termination or a change in control. No amounts are included in the Summary Compensation

Table that reflect amounts paid or accrued to Mr. Dwight or Mr. Neff pursuant to these employment agreements as a result of any termination or change in control.

For a more detailed discussion of the employment agreements, both of which were amended and restated effective as of January 1, 2021, see “Potential Payments Upon Termination or Change in Control” below. As discussed above, Mr. Neff intends to retire from his positions with Horizon and Horizon Bank effective as of March 31, 2022, and his employment agreement will terminate upon his departure.

Grants of Plan–Based Awards

The following table presents additional information about non–equity incentive awards and long–term equity incentive awards granted to our named executive officers during 2021.

	Estimated Possible Payouts Under Non–Equity Incentive Plan Awards(1)
	Threshold ($)			Target ($)			Maximum ($)
Name	Short Term Goals	Long Term Goals	Total	Short Term Goals	Long Term Goals	Total	Short Term Goals	Long Term Goals	Total
Craig M. Dwight	$45,375	$45,375	$90,750	$181,500	$181,500	$363,000	$242,000	$242,000	$484,000
Mark E. Secor	15,909	15,909	31,818	63,634	63,634	127,268	95,452	95,452	190,904
James D. Neff	20,788	20,788	41,576	83,154	83,154	166,308	114,336	114,336	228,672
Kathie A. DeRuiter	6,963	6,963	13,926	41,777	41,777	83,554	76,591	76,591	153,182
Dennis J. Kuhn	6,896	6,896	13,792	41,375	41,375	82,750	75,854	75,854	151,708

		Estimated Future Payouts Under Equity Incentive Plan Award(2)			All Other Option Awards:
Name	Grant Date	Threshold 25% Payout (#)	Target 100% Payout (#)	Maximum 150% Payout (#)	Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Options and Awards ($)(4)
Craig M. Dwight	March 16, 2021	2,967	11,868	17,802			$227,984
	March 16, 2021		2,967		—	$—	56,996
Mark E. Secor	March 16, 2021	1,325	5,300	7,950			101,813
	March 16, 2021		1,325		—	—	25,453
James D. Neff	March 16, 2021	1,731	6,925	10,388			133,029
	March 16, 2021		1,731		—	—	33,253
Kathie A. DeRuiter	March 16, 2021	1,160	4,639	6,959			89,115
	March 16, 2021		1,159		—	—	22,264
Dennis J. Kuhn	March 16, 2021	1,149	4,594	6,891			88,251
	March 16, 2021		1,148		—	—	22,053

(1)
The amounts represent the threshold, target and maximum annual incentive award estimated payouts for the January 1, 2021 – December 31, 2021 performance period. The actual 2021 payout is reported in the 2021 Summary Compensation Table under the “Non–Equity Incentive Plan Compensation” column.

(2)
The amounts represent the threshold, target and maximum share payouts under performance share awards for the January 1, 2021 – December 31, 2023 performance period. The performance share awards are designed to reward the achievement over a three–year performance period of certain performance goals, as described in the Compensation Discussion and Analysis above, under the caption “Long–Term Performance–Based Equity and/or Cash Incentive Program.” The target amount shown represents a 100% payout of the number of shares awarded when the target performance levels are achieved. The amounts shown only at the Target level (without threshold or maximum levels) relate to restricted stock awards that vest on the third anniversary of the date of grant, provided that the employee continues to be employed and in good standing.

(3)	The amounts in this column represent options awarded under the 2021 Omnibus Plan during 2021.
(4)	The grant date fair value of stock and option awards has been computed in accordance with FASB ASC Topic 718.

The non–equity incentive awards were made to the named executive officers under the Executive Officer Bonus Plan. The long–term equity incentive awards were made under the 2021 Omnibus Plan and are described in more detail in the Compensation Discussion and Analysis above. The restricted shares that have been granted in 2021 to executive officers are service based and become earned and vested at the end of a three–year period.

The performance shares that were awarded in 2021 become earned and vested based on the achievement of certain performance goals during a three–year performance period from January 1, 2021 to December 31, 2023, established by the Compensation Committee at the time of the grant. The performance goals are based on a comparison of Horizon’s average performance over the performance period for the return on common equity, compounded annual growth rate of total assets, and return on average assets, all relative to the average performance for publicly traded banks with total assets between $3 billion and $7 billion on the SNL Bank Index for the same measures. Only banks that have reported year–end results by March 1st will be considered for comparison purposes. Each of the three performance goals is weighted roughly equally (34% for return on common equity; 33% for compounded annual growth rate of total assets; and 33% for return on average assets). The payout received by the recipient is determined by whether Horizon achieves the performance goal at a threshold level (50th to 74th percentile relative to the comparative SNL group), a target level (75th to 84th percentile relative to the comparative SNL group), or a maximum level (greater than 84th percentile relative to the comparative SNL group). A performance share award recipient can receive 50% of the award if Horizon achieves the threshold, 100% of the award if Horizon achieves the target, and 125% of the award if Horizon achieves the maximum.

The Compensation Committee has the discretion to make adjustments to the calculations when it deems it warranted due to non–core, non–recurring events and charges, such as those associated with acquisitions and acquisition–related accounting adjustments. In 2021, the Compensation Committee adjusted earnings for acquisition–related costs and other one-time events.

Unless the Compensation Committee determines otherwise, the executive officers are entitled to receive all cash dividends which would have been paid with respect to the performance shares as if they had been actual shares.

Outstanding Equity Awards at Fiscal Year–End 2021

The following tables present information on stock options, restricted stock, and performance shares held by the named executive officers on December 31, 2021.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Craig M. Dwight	10,330	—	N/A	$16.76	March 21, 2027
	8,629	—	N/A	20.11	March 20, 2028
	7,507	3,754	N/A	16.74	March 19, 2029
Mark E. Secor	2,809	—	N/A	16.76	March 21, 2027
	2,440	—	N/A	20.11	March 20, 2028
	3,062	1,531	N/A	16.74	March 19, 2029
James D. Neff(3)	4,627	—	N/A	10.38	March 15, 2026
	3,076	—	N/A	16.76	March 21, 2027
	4,530	—	N/A	20.11	March 20, 2028
	4,079	2,040	N/A	16.74	March 19, 2029
Kathie A. DeRuiter	2,407	—	N/A	16.76	March 21, 2027
	2,157	—	N/A	20.11	March 20, 2028
	2,342	1,171	N/A	16.74	March 19, 2029
Dennis J. Kuhn	5,599	—	N/A	10.59	March 17, 2025
	10,179	—	N/A	10.38	March 15, 2026
	2,239	—	N/A	16.76	March 21, 2027
	2,157	—	N/A	20.11	March 20, 2028
	2,319	1,160	N/A	16.74	March 19, 2029

(1)	All options have a ten–year life with pro–rata vesting over a three– or five–year period from the grant date.
(2)	The shares represented could not be acquired by the named executive officers as of December 31, 2021.
(3)	All of the unvested stock option awards will vest prior to Mr. Neff’s retirement and will be available to be exercised.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Craig M. Dwight	51,615	$1,076,173	N/A	N/A
Mark E. Secor	23,074	481,093	N/A	N/A
James D. Neff(2)	30,493	635,779	N/A	N/A
Kathie A. DeRuiter	19,855	413,977	N/A	N/A
Dennis J. Kuhn	19,663	409,974	N/A	N/A

(1)	Consists of awards of performance and restricted shares.
(2)	6,491 stock awards will vest prior to Mr. Neff’s retirement, 2,623 stock awards were accelerated for vesting prior to Mr. Neff’s retirement and 21,379 stock awards will be forfeited.

Option Exercises and Stock Vested for 2021

The following table presents information on the exercise by named executive officers of stock options during 2021 and the shares of restricted stock and performance share awards held by named executive officers that vested during 2021. At December 31, 2021, performance share awards were not yet determinable for the performance period ended December 31, 2021. A detailed description of how performance shares are earned and vested appears above in the Compensation Discussion and Analysis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig M. Dwight	10,291	$83,533	12,531	$240,721
Mark E. Secor	6,389	51,106	3,543	68,061
James D. Neff	—	—	6,578	126,363
Kathie A. DeRuiter	24,013	241,448	3,131	60,147
Dennis J. Kuhn	10,261	102,888	3,131	60,147

(1)	Amounts reflecting value realized upon exercise of options are based on the difference between the closing price for a share on the date of exercise and the exercise price for a share.

Nonqualified Deferred Compensation for 2021

The following table presents information on compensation deferred by and matching contributions for each of the named executive officers under either or both the Frozen SERP and 2005 SERP, which plans are discussed above in the Compensation Discussion and Analysis.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Craig M. Dwight	$70,000	$35,000	$50,648	$—	$2,443,202
Mark E. Secor	74,694	35,000	316,432	—	1,394,998
James D. Neff	115,291	35,000	450,049	—	2,337,976
Kathie A. DeRuiter	70,000	35,000	196,088	—	1,041,209
Dennis J. Kuhn	82,349	35,000	108,310	—	863,609

(1)	Executive contributions are included in the “Salary” column of the Summary Compensation Table and Registrant Contributions are included in the “All Other Compensation” column of the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Horizon and Horizon Bank have agreements with the named executive officers and plans in which the named executive officers participate that provide for benefits upon the resignation, severance, retirement or other termination of the named executive officers.

On January 24, 2022, James D. Neff, the President of Horizon and Horizon Bank, notified Horizon of his intention to retire from his positions effective as of March 31, 2022. On December 31, 2019, Horizon and Horizon Bank entered into an amended and restated employment agreement with Mr. Neff, with the agreement becoming effective on January 1, 2020. The employment agreement with Mr. Neff will terminate upon his departure effective March 31, 2022. The section below entitled “Employment Agreements” includes a description of the provisions of Mr. Neff’s employment agreement applicable with respect to a termination of employment.

Employment Agreements

Mr. Dwight and Mr. Neff have been employed by Horizon under written employment agreements since 2006 and 2011, respectively. On December 31, 2019, Horizon and Horizon Bank entered into amended and restated employment agreements with both Mr. Dwight and Mr. Neff, with each agreement becoming effective on January 1, 2020 (the “Employment Agreements”).

The table below includes a brief description of the key operative provisions of the Employment Agreements relating to potential payments upon termination of employment. The comparable termination provisions under the prior employment agreements in effect during 2019 provided for essentially the same severance benefits as provided in the Employment Agreements presently in effect with the following differences. Under the prior employment agreement, Mr. Dwight’s entitlement to cash reimbursement equivalent to the cost of continued participation in group health and life insurance programs was unlimited but is now limited to 110% of the cost. Also, Mr. Dwight will no longer be entitled to reimbursement of the expense of job placement services.

Neither of the Employment Agreements provides for any payments to Mr. Dwight or Mr. Neff upon a change in control, because any payments or benefits payable to them upon a change in control are addressed in new Change in Control Agreements for Mr. Dwight and Mr. Neff, as more fully described below in “Change in Control Agreements.”

The table below also notes circumstances in which the rights and benefits of Mr. Dwight and Mr. Neff may differ.

Key Terms and Conditions	Description
Term
•Three–year term begins January 1, 2020

Dwight/Neff Differences

•Dwight term ends January 1, 2023
•Neff term is a rolling 3–year term that will be extended annually for another year unless Horizon delivers notice to Neff that it will not be extended
•On January 1, 2025, Neff becomes an employee–at–will, and either Horizon or Neff can terminate the relationship for any reason, or no reason, and without notice
•Notwithstanding the foregoing, Neff’s agreement will terminate upon his departure effective March 31, 2022

Salary & Benefits
•Entitled to a base salary to be reviewed and potentially increased annually (but not decreased) by the Compensation Committee of the Board of Directors
•Entitled to participate in all incentive compensation and benefit programs generally available to executive officers

Termination Provisions
•Horizon can terminate the executive for “Cause,” which includes any of the following actions by the executive:

◦Intentional acts of fraud, embezzlement, dishonesty
◦Intentional damage causing material harm to Horizon
◦Material breach of the employment agreement or the Change in Control Agreement
◦Gross negligence or insubordination
◦Violation of certain banking laws resulting in the loss of right to work for a depository institution

•Both Dwight and Neff have the right to terminate the employment relationship for “Good Reason,” which includes, among other reasons, the following:

◦Office move more than 30 miles from home
◦Reductions of 10% or more in salary or total compensation, including benefit plan rights (unless institution–wide reductions and proportionate to other executive officers)
◦Assignment of materially different duties, reduced responsibilities, or removal from current position or title

•Both Dwight and Neff are required to provide a 60–day written notice before terminating the relationship without “Good Reason”

•Horizon can terminate the executive and the agreement for reasons related to the federal and state banking regulations, including situations in which the executive might be prohibited from engaging in banking under the Federal Deposit Insurance Act, or the Bank is found in default or in financial trouble under the Federal Deposit Insurance Act

Special Compensation Rights Upon Certain Terminations
•In the event Horizon terminates the executive without “Cause” or the executive resigns for “Good Reason,” the executive is entitled to the following payments:

◦Base salary through date of termination
◦An amount equal to the then–current annual base salary (Dwight receives this amount multiplied by two)
◦Dwight: An amount equal to cash bonuses for the prior two calendar years
Neff: An amount equal to the average of cash bonuses for the prior two calendar years
◦Continued participation in group health and life insurance programs for a year (Dwight receives two years), or cash reimbursement in equivalent amount (subject to a ceiling of 110% of Horizon’s standard cost for providing the benefits)
◦Vested and accrued incentive and benefit plan compensation and matching contributions

•In the event Horizon terminates the executive with “Cause” or the executive resigns without “Good Reason,” or the executive dies or is disabled, the executive is entitled to the following payments:

◦Base salary through date of termination
◦Vested and accrued incentive and benefit plan compensation and matching contributions

Limitations on Payments
•All payments to the executives are subject to FDIC restrictions on golden parachutes and indemnification, as well as subject to Internal Revenue Code Section 409A requirements and the deductibility limits of Internal Revenue Code Section 280G

Conditions to Payments	•Executives must sign a release of claims in favor of Horizon within 60 days following termination. The release must remain unrevoked during all revocation right periods.

If Mr. Dwight’s or Mr. Neff’s employment had been terminated by Horizon without cause, or by the executive with good reason as of December 31, 2021, each would have been entitled to a severance amount and other benefits under his employment agreement in the following amounts: Mr. Dwight $2,032,000 and Mr. Neff $628,000.

If Mr. Dwight’s or Mr. Neff’s employment had been terminated by Horizon with cause, by the executive without good reason or due to the executive’s death or disability, each executive, or his estate in the event of death, would have been entitled to base salary through the date of termination and to the payment of vested or accrued amounts under incentive compensation and employee benefits plans and life insurance proceeds. Neither Mr. Dwight nor Mr. Neff was entitled to any benefits other than pursuant to life insurance policies as of December 31, 2021. Therefore, if Mr. Dwight’s or Mr. Neff’s employment had terminated on December 31, 2021, the only amounts payable would have been life proceeds in the amount of $500,000 for Mr. Dwight and $500,000 for Mr. Neff, or to each of their estates. These amounts exclude stock options and other equity plan awards that vest upon a change in control (and, in the case of stock options and time-based restricted stock, upon retirement, disability or death), which are discussed below in “Other Benefits Upon Termination or Change in Control.”

Change in Control Agreements

On December 31, 2019, Horizon Bank entered into new or amended Change in Control Agreements with each of its named executive officers, including Mr. Dwight and Mr. Neff, with each agreement effective on January 1, 2020 (the “Change in Control Agreements”). Prior to that time, all of the named executive officers were entitled to change in control severance benefits under either existing employment agreements or existing change in control agreements. The Change in Control Agreement with Mr. Neff will terminate upon his departure effective as of March 31, 2022.

Horizon announced on January 26, 2022, that Dennis J. Kuhn, the current Executive Vice President and Chief Commercial Banking Officer of Horizon and Horizon Bank, will be appointed as Horizon’s Regional President for Southwest Michigan, effective as of April 1, 2022. Mr. Kuhn’s Change in Control Agreement remains in effect.

The table below includes a brief description of the key operative provisions of the Change in Control Agreements relating to potential payments upon termination of employment. The table below also notes circumstances in which the rights and benefits of each of the respective named executive officers may differ.

Key Terms and Conditions	Description	Application to Executives
Term	•Begins January 1, 2020 •Terminates immediately upon executive’s termination for any reason before a change in control •Upon a change in control, the term is fixed at 1 year	•Same for all
Effect of a Change in Control
•If a change in control occurs, and if executive experiences a “Qualifying Termination” during the 6 months before or the year after a change in control, then executive is entitled to certain severance benefits (provided all other conditions are met)
•Same general right for all (see Severance Benefits below for specific severance benefit differences)
Two Types of “Qualifying Termination”
•Bank terminates executive for any reason except for “cause”; Cause generally means breach and wrongdoing by executive, in which case executive does not receive severance benefits
•Executive resigns for “good reason”; Good reason generally means that the executive’s quality of work life and/or compensation has been impaired by required relocations or reductions in position, responsibility, benefits, and salary
•Same for all

Additional Conditions to Receipt of the Severance Benefits
•Executive must sign and deliver a release
•Executive must be and remain in compliance with restrictive covenants relating to non–disclosure of confidential information, return of property, non–solicitation of certain of Bank’s customers and employees, and non–competition with Bank in certain areas
•Same general condition for all (variations exist among executives with respect to duration of restrictive covenants based on executive’s position and responsibilities)
Double Trigger Change in Control Severance Benefits (Change in control is first trigger; Qualifying Termination is second trigger)
•Normal payroll. Base salary earned through the date of termination

•Base salary multiple. A lump sum amount equal to the executive’s then–current base salary multiplied by the executive’s individual multiple

•Cash bonus multiple. An amount equal to the average of executive’s total cash bonuses in the 2 years preceding termination multiplied by the executive’s individual multiple

•Continued participation in group health and life insurance benefits. Subject to certain conditions, continued coverage for the executive’s individual benefit continuation term

•Vested incentive and benefit plan compensation. All amounts vested or accrued prior to termination under incentive compensation plans in accordance with their terms

•Partial year bonus. An amount equal to the partial year bonus executive would have earned under an existing bonus plan in the year of a change in control, based on then–current financial results

•Same for all

•Multiples
◦Dwight 2.99
◦Neff 2.99
◦Secor 2.00
◦DeRuiter 2.00
◦Kuhn 2.00

•Multiples
◦Dwight 2.99
◦Neff 2.00
◦Secor 2.00
◦DeRuiter 1.00
◦Kuhn 1.00

•Benefit continuation term
◦Dwight 35 months
◦Neff 24 months
◦Secor 24 months
◦DeRuiter 12 months
◦Kuhn 12 months

•Same for all

•Same for all

Successors and Assigns	•Bank will require any successor to assume the Change in Control Agreement	•Same for all

If Horizon had terminated the named executive officer’s employment without Cause or if the named executive officer had terminated his or her employment without Good Reason immediately after a change in control, then as of December 31, 2021, the named executive officers would have been paid the amounts set forth in the table below (applied as if the Change in Control Agreements were then in effect). These amounts exclude stock options and other equity plan awards that vest upon a change in control (and, in the case of stock options and time–based restricted stock, upon retirement, disability or death), which are discussed below in “Other Benefits Upon Termination or Change in Control.”

Named Executive Officer	Salary, Bonus and Other Severance Benefits	Life Insurance
Craig M. Dwight	$3,064,000	$500,000
James D. Neff	1,668,000	500,000
Mark E. Secor	960,000	500,000
Kathie A. DeRuiter	683,000	500,000
Dennis J. Kuhn	641,000	500,000

If any of the named executive officers qualifies as a “key employee” under Internal Revenue Code Section 409A at the time of their separation from service, Horizon may not make certain payments of nonqualified deferred compensation to them earlier than six months following the date of their separation from service (or, if earlier, the date of their death). Each of the named executive officers currently is considered to be a “key employee.”

Other Benefits Upon Termination or Change in Control

A primary reason behind Horizon’s proposed 2021 Omnibus Equity Incentive Plan is to alter the effect of a change in control on future equity incentive awards, in order to adopt double trigger vesting and/or acceleration of awards as the applicable circumstances occur.

In the event of a Change in Control of Horizon (as defined in the 2021 Omnibus Plan), the surviving or successor company may continue to employ participants and may continue or assume the participant’s awards under the 2021 Omnibus Plan in their original or modified form or may replace some or all of such awards with substitute awards. In any such case, the change in control itself will not accelerate the vesting of any awards. However, if within two years after the change in control, the participant experiences an involuntary termination other than for cause, then (i) outstanding stock options and SARs that are not yet fully exercisable shall immediately become exercisable and remain exercisable in accordance with their terms, and (ii) all other unvested awards, whether service or performance–based, shall immediately become fully vested and non–forfeitable, with performance goals deemed to have been satisfied at the target levels.

The definition of “Change in Control” in the 2021 Omnibus Plan is materially the same as the definition in the 2013 Omnibus Plan and includes:

i.Merger or Consolidation. Any merger, consolidation or similar transaction which involves the Horizon or the Bank and in which persons who are the stockholders of Horizon or the Bank immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50% of the voting rights of all stockholders of such entity, determined on a fully–diluted basis;

ii.Asset Sale or Lease. Any sale, lease, exchange, transfer or other disposition of all or substantially all of the consolidated assets of Horizon or the Bank;

iii.Stock Sale and Tender Offers. Any tender, exchange, sale or other disposition (other than disposition of the stock of Horizon or the Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by a Horizon or Bank-sponsored employee benefit plan, or purchases by members of the Board of Directors of Horizon or the Bank) of shares of stock which represent more than 25% of the voting power of Horizon or the Bank; or

iv.Reconstitution of Board. During any period of two consecutive years, individuals who at the date of the adoption of the 2021 Omnibus Plan constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred (i) as a result of the issuance of stock by Horizon in a public offering; or (ii) due to stock ownership by any employee benefit plan sponsored by Horizon.

Existing awards remain subject to the provisions of the two plans currently in effect, as described in this section.

In the event of a Change in Control of Horizon, the recipient of stock options, shares of restricted stock, and performance share awards granted to executive officers under the 2003 Omnibus Plan or the 2013 Omnibus Plan (collectively, “Omnibus Plans”) that are then outstanding and that either are not then exercisable or are subject to any restrictions will become immediately exercisable, and all restrictions will be removed, as of the first date that the change in control has been deemed to have occurred. Any performance criteria will be deemed to have been satisfied at the target level specified in the award. In addition, stock options and any time–based restricted stock granted to executive officers will be vested and fully exercisable as of the date of death, disability, or retirement of the executive officer.

If a change in control had occurred as of December 31, 2021, the stock options, restricted stock and performance share awards granted to executive officers that were not previously vested would have become fully vested as of that date. The outstanding stock options and performance share awards for the executive officers are discussed in more detail in the discussion of Outstanding Equity Awards at Fiscal Year–End for 2021. The Omnibus Plans are discussed in more detail above in the Compensation Discussion and Analysis.

Payments to James D. Neff Upon Departure

As discussed above, on January 24, 2022, James D. Neff, the President of Horizon and Horizon Bank, notified Horizon of his intention to retire from his positions effective as of March 31, 2022. Therefore, the amounts to be payable to Mr. Neff under his employment agreement in connection with his termination of employment from Horizon are expected to be as follows: (i) his base salary through the date of termination; and (ii) his vested and accrued incentive and benefit plan compensation and matching contributions in the amount of $170,387.

In recognition of his 22 years of exemplary service to Horizon and Horizon Bank, the Compensation Committee of the Board approved the acceleration of vesting on 2,623 shares of restricted stock held by Mr. Neff, which would have otherwise been forfeited in connection with his retirement. The 2,623 shares of restricted stock have a value of $52,539 based upon Horizon’s share price of $20.03 as of March 15, 2022. Due to Mr. Neff’s early retirement, he will forfeit other equity awards representing 2,177 shares of restricted stock and 19,202 shares of restricted stock units that have performance based vesting criteria for a combined estimated value at target of $428,221. The Company will not incur any additional expense in connection with the acceleration of awards representing the 2,623 shares since the cost of those restricted shares has been accrued since date of issuance.

COMPENSATION OF DIRECTORS

The following table presents information about our compensation of members of the Board of Directors. Information on the compensation received by Mr. Dwight, who is a named executive officer, is included in the Summary Compensation Table above. Mr. Dwight does not receive any additional compensation for service on the Board of Directors.

Director Compensation for 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Susan D. Aaron	$45,009	$29,991	N/A	N/A	$—	$—	$75,000
Eric P. Blackhurst	45,009	29,991	N/A	N/A	—	—	75,000
Lawrence E. Burnell	40,009	29,991	N/A	N/A	—	—	70,000
James B. Dworkin	40,009	29,991	N/A	N/A	—	—	70,000
Daniel F. Hopp	50,009	29,991	N/A	N/A	—	—	80,000
Michele M. Magnuson	47,509	29,991	N/A	N/A	—	—	77,500
Peter L. Pairitz	47,509	29,991	N/A	N/A	—	—	77,500
Steven W. Reed	50,009	29,991	N/A	N/A	—	—	80,000
Julie Scheck Freigang	40,009	29,991	N/A	N/A	—	—	70,000
Spero W. Valavanis	45,009	29,991	N/A	N/A	—	—	75,000

Horizon paid each of its non–employee directors a cash retainer of $40,000 and a retainer in common shares equal in value to $30,000 for their services in 2021. Active employees of Horizon and/or Horizon Bank receive no separate compensation for their services as directors, including Mr. Neff who serves on the Board of Directors of Horizon Bank. The Chair of the Compensation Committee receives an additional $7,500, the Chair of the Corporate Governance and Nominating Committee receives an additional $5,000, the Chair of the Enterprise Risk Management and Credit Policy Committee receives an additional $7,500, the Chair of the Audit Committee receives an additional $10,000 and the Chairs of the Asset Liability Committee and Trust Committee receive an additional $5,000. The Lead Director receives an additional fee of $10,000.

Directors do not receive additional compensation for attending meetings of committees of the Board or for special assignments or meetings.

In April 2012, the Board adopted Ownership Guidelines that require each independent director to maintain ownership of common shares having a value equal to at least three times their annual retainer. The Ownership Guidelines are discussed above in the “Stock Ownership Guidelines” section under “Corporate Governance.” All of the members of the Horizon Board of Directors also serve as directors of Horizon Bank, which is an Indiana state bank. All of the directors satisfy the Ownership Guidelines.

Horizon sponsors a Directors’ Deferred Compensation Plan, which allows non–employee directors of Horizon and Horizon Bank to elect to defer the receipt of fees for their services. Earnings on fees deferred under the plan are based on the five–year Treasury rate plus 200 basis points but not to exceed 120% of the Applicable Federal Long–Term Rate for monthly compounding. The deferred fees may be invested in Horizon common shares. Distributions of deferred fees are made to participants or their beneficiaries in a lump sum or annual installments, or in Horizon common shares, upon death or disability of the participants or as designated by participants. Participants have no rights to amounts deferred other than rights as general creditors of Horizon.

REPORT OF THE AUDIT COMMITTEE

This report is being provided to inform shareholders of the Audit Committee’s oversight with respect to Horizon’s financial reporting.

Review with Management and Independent Auditors

The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2021. In addition, the Audit Committee has discussed with BKD, LLP all communications required by generally accepted auditing standards, including the matters required to be discussed by the Statement of Auditing Standards No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the Audit Committee concerning independence, and has discussed with BKD, LLP their independence.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10–K for the year ended December 31, 2021, to be filed with the Securities and Exchange Commission.

Steven W. Reed, Chair
James B. Dworkin
Lawrence E. Burnell
Julie Scheck Freigang

COMMON SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table sets forth the number and percent of common shares beneficially owned by the directors, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of January 1, 2022. On that date, 43,547,942 Horizon common shares were issued and outstanding. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Horizon Bancorp, Inc., 515 Franklin Street, Michigan City, Indiana 46360.

Name	Shares Beneficially Owned(1)		Percentage
Directors:

Susan D. Aaron	53,089	(2)	*
Eric P. Blackhurst	14,668	(3)	*
Lawrence E. Burnell	35,635	(4)	*
Craig M. Dwight	474,875	(5)	1.09%
James B. Dworkin	42,563	(6)	*
Julie Scheck Freigang	4,922	(7)	*
Daniel F. Hopp	62,287	(8)	*
Michele M. Magnuson	41,323	(9)	*
Peter L. Pairitz	219,764	(10)	*
Steven W. Reed	26,120	(11)	*
Spero W. Valavanis	73,924	(12)	*

Named Executive Officers:

Kathie A. DeRuiter	85,826	(13)	*
Dennis J. Kuhn	45,561	(14)	*
James D. Neff	257,210	(15)	*
Mark E. Secor	63,153	(16)	*

All Directors and Executive Officers as a Group (17 Persons):	1,531,210	(17)	3.52%

*Beneficial ownership is less than one percent.

(1)	The information shown regarding shares beneficially owned is based upon information furnished to Horizon by the individuals listed. The nature of beneficial ownership, unless otherwise noted, represents sole voting or investment power. Stock options that vested on or before March 1, 2022, are included in the number of shares beneficially owned.
(2)	All of the shares are owned directly by Ms. Aaron and held in her revocable living trust.
(3)	All of the shares are owned directly by Mr. Blackhurst.
(4)	Consists of 9,168 shares owned directly by Mr. Burnell and 26,467 shares held by a trust for which Mr. Burnell is the grantor and serves as trustee.
(5)	Consists of 26,466 vested stock options, 20,240 shares owned directly by Mr. Dwight, 341,270 shares owned jointly by Mr. Dwight and his spouse, 39,628 shares held by the ESOP, 47,271 shares held by the Thrift Plan, and 117,931 shares held in Mr. Dwight’s individual retirement account as to which Mr. Dwight has dispositive and voting power.
(6)	Consists of 3,473 shares owned directly by Mr. Dworkin and 39,090 shares owned jointly by Mr. Dworkin and his spouse.
(7)	Consists of 97 shares owned directly by Ms. Freigang and 4,825 shares owned jointly by Ms. Freigang and her spouse.
(8)	Consists of 26,964 shares owned directly by Mr. Hopp and 35,323 shares held by a trust for which Mr. Hopp is the grantor and serves as trustee.
(9)	Consists of 35,323 shares held by a trust for which Ms. Magnuson is the grantor and serves as trustee.
(10)	All of the shares are owned directly by Mr. Pairitz.
(11)	All of the shares are owned directly by Mr. Reed.
(12)	All of the shares are owned directly by Mr. Valavanis.
(13)	Consists of 6,369 shares owned directly by Ms. DeRuiter, 33,358 shares held by the ESOP, 24,286 shares held by the Thrift Plan, 6,906 vested stock options and 14,907 shares held in the 2005 SERP.
(14)	Consists of 16,774 shares owned directly by Mr. Kuhn, 2 shares held by the ESOP, 3,739 shares held by the Thrift Plan, 22,493 vested stock options, 2,553 shares held in the 2005 SERP, and 4,678 shares held in Mr. Kuhn’s individual retirement account as to which Mr. Kuhn has dispositive and voting power.
(15)	Consists of 164,170 shares owned directly by Mr. Neff, 12,461 shares held by the ESOP, 19,203 shares held by the Thrift Plan, 16,312 vested stock options and 45,064 shares held in the 2005 SERP.
(16)	Consists of 14,951 shares owned directly by Mr. Secor, 2,403 shares held by the ESOP, 18,049 shares held by the Thrift Plan, 8,311 vested stock options, 19,439 shares held in the 2005 SERP, and 7,140 shares held in Mr. Secor’s individual retirement account as to which Mr. Secor has dispositive and voting power.
(17)	Includes 80,488 shares covered by stock options and 370,367 shares as to which voting and investment powers are shared by members of the group with their spouses or other family members or held by trusts.

Security Ownership of Certain Beneficial Owners

The following table and accompanying footnotes set forth information concerning the beneficial ownership of Horizon’s common shares by each person or entity known by us to own beneficially more than 5% of our common shares as of December 31, 2021.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Shares
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	3,148,490	7.2%
William Nathan Salin Family Irrevocable Trust #1(2) 10587 Coppergate Drive Carmel, IN 46032	3,251,420	7.2%
Delaware Charter Guarantee & Trust Company dba Principal Trust Company as Directed Trustee for the Horizon Bancorp Employees’ Thrift Plan and Horizon Bancorp Employee Stock Ownership Plan(3) 1013 Centre Road, Ste. 300 Wilmington, DE 19805-1265	2,250,771	5.1%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	2,179,293	5.0%

(1)	Ownership based on the Schedule 13G/A filed on February 1, 2022.
(2)	Ownership based solely on the Schedule 13G/A filed on February 14, 2020.
(3)	Ownership based solely on the Schedule 13G/A filed on February 12, 2021.
(4)	Ownership based solely on the Schedule 13G/A filed on February 10, 2022.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

In accordance with our Corporate Governance and Nominating Committee Charter and NASDAQ requirements, during 2021 the Corporate Governance and Nominating Committee was responsible for reviewing and approving the terms and conditions of all related person transactions. Horizon’s Amended and Restated Articles of Incorporation provided the procedures for the Board to follow in approving or ratifying transactions with Horizon in which a director has a direct or indirect interest. The Articles provide that such transactions will be approved or ratified upon the affirmative vote of a majority of the directors on the Board or a Board committee who do not have a direct or indirect interest in the transaction or by a vote of the shareholders. Horizon’s Code of Ethics for Executive Officers and Directors and the Advisor Code of Conduct for Horizon and Horizon Bank provide the policies and procedures for the review and approval or ratification of conflict of interest transactions. Any situations involving potential conflicts of interest involving an executive officer, director, or member of his or her family, if material, are to be reported and discussed with the Code of Ethics contact person. For executive officers, the contact person is the Chief Executive Officer, or if the executive officer believes it more appropriate, the Chair of the Corporate Governance and Nominating Committee or the Lead Director. For the Chief Executive Officer and directors, the contact person is the Chair of the Corporate Governance and Nominating Committee or the Lead Director.

Directors and executive officers of Horizon and their associates were customers of, and had transactions with, Horizon Bank in the ordinary course of business during 2021. Horizon expects that comparable transactions will occur in the future. These transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated third parties. In the opinion of Horizon’s management, these transactions did not involve more than normal risk of collectability or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes–Oxley Act of 2002.

PROPOSAL 2

Advisory Vote to Approve Executive Compensation

Background of the Proposal

This proposal provides Horizon’s shareholders with the opportunity to cast an advisory vote to approve Horizon’s executive compensation. As in recent years, we are providing you with an opportunity to vote, in an advisory capacity, on Horizon’s executive compensation. This proposal is included in compliance with Section 14A of the Securities Exchange Act of 1934.

Executive Compensation

Horizon believes that its compensation is focused on principles that are strongly aligned with the long-term interests of its shareholders. We believe that both Horizon and our shareholders benefit from our compensation policies and practices. The proposal described below, commonly known as a “say–on–pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program for named executive officers described in this Proxy Statement. At the Annual Meeting held in 2021, shareholders approved the compensation of Horizon’s named executive officers, with 95.6% of the shares actually voted on the proposal (excluding abstentions) being voted in favor of the compensation arrangements.

As described above in the Compensation Discussion and Analysis section of this Proxy Statement, a main objective of our executive compensation program is to align a significant portion of each executive officer’s total compensation with Horizon’s annual and long–term performance and with the interests of our shareholders. A second, related objective of the executive compensation program is to attract and retain experienced, highly qualified executives so as to enhance Horizon’s long–term success and shareholder value. The Board of Directors believes that Horizon’s compensation policies and procedures achieve these objectives.

During 2021, Horizon’s Compensation Committee met with Horizon’s Risk Manager to review Horizon’s executive officer incentive compensation program for any features that may incentivize undue risk taking. The participants in this meeting concluded that Horizon’s incentive compensation plans have several features that help mitigate the possibility that executive officers will take undue risks. These features include the following:

•The Compensation Committee may unilaterally amend, modify, or cancel the plans at any time at their sole discretion.

•Named executive officer bonuses will only be paid if Horizon achieves a minimum net income level that is more than sufficient to cover fixed costs and dividends at the holding company. This minimum net income level supports the concept that the shareholders are paid first and ahead of executive officer bonuses.

•Executive officers will only be paid bonuses if they are in good standing with Horizon and not under a performance warning, suspension, or individual regulatory sanction.

•The Committee or its designee is to review and approve all executive officer bonuses prior to payment.

•Bonuses are subject to receipt of an unqualified opinion by Horizon’s independent accountants on its most current year–end financial statements.

•Incentive compensation may be “clawed back” pursuant to a Horizon Bank policy as discussed above under the heading “Clawbacks: Recovery of Incentive Compensation under the Dodd–Frank Act.”

In addition, based on information from FW Cook, Horizon’s compensation consultants, and other sources, we believe our compensation levels for our executive officers are within acceptable ranges based on our performance relative to our peer group.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement for a detailed discussion of Horizon’s executive compensation program.

This Proposal 2 gives our shareholders the opportunity to endorse or not endorse Horizon’s overall executive compensation program and policies as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures, and the other compensation information provided in this Proxy Statement. The vote is advisory, which means that the vote is not binding on Horizon, our Board of Directors, or the Compensation Committee of the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinion of our shareholders and will consider the outcome of this vote when considering executive compensation arrangements.

At the 2018 Annual Meeting, Horizon provided shareholders with the opportunity to vote on the frequency of future say–on–pay advisory votes. The Board of Directors recommended that the advisory say–on–pay vote be held on an annual basis, and 92% of the shares that were voted on the matter (excluding abstentions) were cast in favor of an annual vote. Accordingly, the Board of Directors has included an advisory say–on–pay vote at each Annual Meeting held thereafter, and has directed that this advisory say–on–pay vote be included for the 2022 Annual Meeting.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of Horizon Bancorp, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Horizon Bancorp, Inc.’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosure.”

Approval of this Proposal 2 requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of our named executive officers as disclosed in this Proxy Statement (Item 2 on the Proxy Card)

PROPOSAL 3

Ratification of Appointment of Independent Registered Public Accounting Firm

BKD, LLP served as Horizon’s independent registered public accounting firm for 2020 and 2021. Upon the recommendation of the Audit Committee, the Board of Directors has selected BKD, LLP as Horizon’s independent registered public accounting firm for 2022. BKD, LLP has served in this capacity since 1998. Shareholder ratification of the appointment of the independent registered public accounting firm is not required by law, but the Audit Committee has proposed and recommended the submission of the appointment of BKD, LLP to the shareholders to give the shareholders input into the designation of the auditors.

Ratification of the appointment of Horizon’s independent registered public accounting firm requires that more shares be voted in favor of the proposal than against the proposal. If the shareholders do not ratify the selection of BKD, LLP, the Audit Committee may reconsider its selection of BKD, LLP as Horizon’s independent registered public accounting firm. Even if this proposal to ratify the appointment of BKD, LLP is approved, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Horizon or its shareholders.

Representatives of BKD, LLP are expected to be available during the virtual Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The Audit Committee of the Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of BKD, LLP as Horizon’s independent registered public accounting firm for 2022

(Item 3 on the Proxy Card)

AUDITOR FEES AND SERVICES

BKD, LLP served as Horizon’s independent registered public accounting firm for 2020 and 2021. The services performed by BKD, LLP in this capacity included conducting an examination in accordance with generally accepted auditing standards of, and expressing an opinion on, Horizon’s consolidated financial statements. The Board of Directors has selected BKD, LLP as the independent registered public accounting firm for 2022 and is seeking shareholder ratification at the Annual Meeting.

Audit Fees

BKD, LLP’s fees for professional services rendered in connection with the audit and review of Forms 10–Q and all other SEC regulatory filings were $567,489 for 2020 and $487,168 for 2021.

Audit–Related Fees

BKD, LLP’s audit–related fees were $33,280 for 2020 and $75,338 for 2021. In 2020, these fees related to consent procedures performed in conjunction with Horizon’s subordinated debt offering and audit of the employee benefit plans. In 2021, these fees related to accounting consultations and audits in connection with certain acquisitions and audit of the employee benefit plans.

Tax Fees

BKD, LLP’s fees for tax services were $28,600 for 2020 and $45,975 for 2021.

All Other Fees

BKD, LLP’s other fees were $0 for 2020 and $0 for 2021.

Board of Directors Pre–Approval

Horizon’s Audit Committee formally adopted resolutions pre–approving the engagement of BKD LLP to act as our independent registered public accounting firm for the fiscal year ending December 31, 2022. The Audit Committee has not adopted pre–approval policies and procedures in accordance with paragraph (c)(7)(i) of Rule 2–01 of Regulation S–X, because it anticipates that, in the future, the engagement of BKD LLP will be pre–approved by the Audit Committee. All audit–related fees and fees for tax services for 2020 and 2021 were pre–approved by the Audit Committee. Horizon’s independent registered public accounting firm performed all work described above with its full–time, permanent employees.

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Any shareholder who wishes to have a proposal considered for inclusion in Horizon’s Proxy Statement for the 2023 Annual Meeting of Shareholders under Rule 14a-8 of the Securities Exchange Act of 1934 must submit the proposal in writing so that Horizon receives it by November 21, 2022, which date is not less than 120 calendar days before the anniversary date of the release of this Proxy Statement relating to Horizon’s 2022 Annual Meeting. Proposals should be addressed to Horizon’s Secretary, 515 Franklin Street, Michigan City, Indiana 46360. If notice of any other shareholder proposal intended to be presented at the 2023 Annual Meeting is not received by Horizon on or before November 21, 2022, the proxy solicited by the Board for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in Horizon’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

Horizon’s Amended and Restated Bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the Annual Meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the anniversary of the date that Horizon’s proxy statement was released to shareholders in connection with the previous year’s Annual Meeting. This Proxy Statement is anticipated to be filed with the SEC on March 21, 2022, with Notice of Internet Availability filed and mailed to shareholders on March 21, 2022, which means that the nomination or proposal cut-off date for the 2023 Annual Meeting is November 21, 2022. Shareholder nominations must include the detailed information about the nominee required by the Amended and Restated Bylaws and also must comply with the other requirements set forth in the Amended and Restated Bylaws. Proposals to bring other matters before the shareholders must include a brief description of the proposal and the other information required by the

Amended and Restated Bylaws. Copies of the Amended and Restated Bylaws are available to shareholders from Horizon’s Secretary free of charge upon request or from the SEC’s website at www.sec.gov.

OTHER MATTERS

Management knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. The enclosed proxy confers discretionary authority on the proxies to vote on any other business that may properly come before the Annual Meeting. It is the intention of the persons named in the proxy to vote in their discretion on any such matter.

To the extent information in this Proxy Statement rests peculiarly within the knowledge of persons other than Horizon, Horizon has relied upon information furnished by others for the accuracy and completeness of the information.

We urge you to complete, date, and sign the proxy and return it promptly in the enclosed envelope.

Todd A. Etzler, Secretary
Secretary
Michigan City, Indiana
March 21, 2022

Availability of Form 10–K

A copy of Horizon’s Annual Report on Form 10–K as filed with the Securities and Exchange Commission (“SEC”) is available to shareholders without charge, upon written request to Mckenzie Plummer, Shareholder Relations, at 515 Franklin Street, Michigan City, Indiana 46360. The Form 10–K and the other proxy materials also are available on the Internet at www.investorvote.com/hbnc) for street holders at www.edocumentview.com/hbnc) and online in the SEC’s EDGAR database at www.sec.gov.

Horizon Bancorp, Inc.

VOTE

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Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all director nominees and FOR Proposals 2 and 3.

1. Election of Directors
   Nominees:

Nominee	For	Withhold
01 - Susan D. Aaron	☐	☐
02 - Eric P. Blackhurst	☐	☐
03 - Craig M. Dwight	☐	☐

Proposal	For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Ratification of appointment of BKD, LLP as independent auditors.	☐	☐	☐

4. In their discretion, on such other business as may be properly brought before the Annual Meeting or any adjournment of the Annual Meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

3 2 D V

03L5FB

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Revocable Proxy — Horizon Bancorp, Inc.

Proxy Solicited by Board of Directors for Annual Meeting

Mark E. Secor, Kathie A. DeRuiter, and Todd A. Etzler, or any of them, each with the power of substitution, are hereby appointed as Proxies and authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Horizon Bancorp, Inc. to be held on Thursday, May 5, 2022, at 10:00 a.m. Central Daylight Time or at any postponement or adjournment thereof.

Your vote is very important!

Shares represented by a properly executed proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all director nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

ANNUAL MEETING MATERIALS ARE AVAILABLE ON-LINE AT: http://www.investorvote.com/HBNC

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐